Exhibit 99.2

JAZZ SEMICONDUCTOR, INC.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA,

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AND FINANCIAL STATEMENTS

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The following selected consolidated historical financial and other operating data of Jazz Semiconductor, Inc. (“Jazz,” “we” or “us”) should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Jazz’s consolidated financial statements and the related notes to those statements included elsewhere in this exhibit to current report on Form 8-K. Except for the categorization of Jazz’s revenues between standard process technologies, specialty process technologies, formation customers and post-formation customers:

•
the consolidated statement of operations data for the period from March 12, 2002 (inception) to December 27, 2002 and the year ended December 26, 2003 and the consolidated balance sheet data as of December 27, 2002, December 26, 2003 and December 31, 2004 have been derived from Jazz’s audited consolidated financial statements not included in this exhibit to current report on Form 8-K; and

•
the consolidated statement of operations data for the years ended December 31, 2004, December 30, 2005 and December 29, 2006 and the consolidated balance sheet data as of December 30, 2005 and December 29, 2006 have been derived from Jazz’s audited consolidated financial statements included elsewhere in this exhibit to current report on Form 8-K.

The categorization of Jazz’s revenues between standard and specialty process technologies and between formation customers and post-formation customers is unaudited and has been derived from its accounting records.

Statement of Operations Data
(in thousands)

		Year Ended
	Period from March 12, 2002 (inception) to December 27, 2002	December 26, 2003	December 31, 2004	December 30, 2005	December 29, 2006
Consolidated Statement Of Operations Data
Revenues:(1)

Standard process technologies	$95,172	$102,262	$90,232	$74,951	$168,298
Specialty process technologies	27,905	82,923	129,303	124,079	44,228
Total revenues	123,077	185,185	219,535	199,030	212,526
Cost of revenues(2)(3)(4)	102,893	160,649	175,346	174,294	187,955

Gross profit	20,184	24,536	44,189	24,736	24,571
Operating expenses:
Research and development(3)(4)	12,606	22,815	18,691	19,707	20,087
Selling, general and administrative(3)(4)	9,722	16,410	21,573	14,956	18,342
Amortization of intangible assets	243	741	869	836	996
Impairment of intangible assets	—	—	—	1,642	551
Loss on disposal of equipment	—	751	—	—	—
Total operating expenses	22,571	40,717	41,133	37,141	39,976

Operating income (loss)	(2,387)	(16,181)	3,056	(12,405)	(15,405)
Interest income	514	513	786	1,315	1,196
Gain (loss) on investments(4)	(12,651)	9,682	(5,784)	(583)	(840)
Other income	—	—	18	206	(94)

Loss before income taxes	(14,524)	(5,986)	(1,924)	(11,467)	(15,143)
Income tax provision	12	12	2,348	46	58

Net loss	(14,536)	(5,998)	(4,272)	(11,513)	(15,201)
Preferred stock dividends	(4,335)	(11,708)	(13,074)	(14,210)	(15,631)
Net loss attributable to common stockholders	$(18,871)	$(17,706)	$(17,346)	$(25,723)	$(30,832)

Other Financial Data:
Capital expenditures	$10,742	$14,249	$27,282	$23,505	$24,142
Depreciation and amortization	$11,584	$15,170	$17,180	$20,904	$23,024

(1)
Standard process technologies are composed of digital and standard analog complementary metal oxide semiconductor process technologies and specialty process technologies are composed of advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide semiconductor process technologies and double-diffused metal oxide semiconductor process technologies. Revenues for the year ended December 29, 2006 include the effect of a charge against revenue from Conexant of $17.5 million during the second quarter of 2006 associated with the termination of the Conexant wafer supply agreement.

The following table shows Jazz’s revenues from formation customers and post-formation customers (in thousands):

	Period from March 12, 2002 (inception) to December 27, 2002	December 26, 2003	December 31, 2004	December 30, 2005	December 29, 2006
Revenues:
Formation customers	$119,762	$167,236	$163,497	$120,455	$82,718
Post-formation customers	3,315	17,949	56,038	78,575	129,808

Total revenues	$123,077	$185,185	$219,535	$199,030	$212,526

The following table shows Jazz’s revenues from related parties and non-related parties (in thousands):

	Period from March 12, 2002 (inception) to December 27, 2002	December 26, 2003	December 31, 2004	December 30, 2005	December 29, 2006

Revenues:
Related parties(a)	$119,762	$169,671	$66,834	$60,821	$40,364
Non-related parties	3,315	15,514	152,701	138,209	172,162

Total revenues	$123,077	$185,185	$219,535	$199,030	$212,526

(a)
Prior to December 26, 2003, Jazz categorized Skyworks and Mindspeed as related parties because they were part of Conexant at the time of its formation and, upon their separation from Conexant, Jazz was contractually obligated under its supply agreement with Conexant to provide them with the same terms as Conexant under Conexant’s wafer supply agreement with Jazz. During 2003, Jazz amended its respective wafer supply agreements with Skyworks and Mindspeed. Beginning in 2004, Jazz no longer considered Skyworks and Mindspeed to be related parties because the terms of the amendments to the respective wafer supply agreements were negotiated independently on an arm’s length basis.

(2)
Cost of revenues for the year ended December 29, 2006 includes the effect of a credit to cost of revenues in the second quarter of 2006 of $1.2 million associated with the termination of the Conexant wafer supply agreement.

(3)	Includes stock-based compensation expense (income) as follows (in thousands):

		Year Ended
	Period from March 12, 2002 (inception) to December 27, 2003	December 26, 2003	December 31, 2004	December 30, 2005	December 29, 2006

Cost of revenues:	$149	$2,298	$(522)	$164	$(92)
Research and development	273	4,243	(1,836)	(169)	(30)
Selling, general and administrative	207	3,237	(1,469)	(54)	(102)

Total	$629	$9,778	$(3,827)	$(59)	$(224)

(4)
For a discussion of stock compensation expense and gain (loss) on investments, and their relationship to one another, see “Jazz Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Operations Overview” and “—Critical Accounting Policies.”

Consolidated Balance Sheet Data
(in thousands)

	December 27, 2002	December 26, 2003	December 31, 2004	December 30, 2005	December 29, 2006

Cash and cash equivalents	$54,552	$65,591	$5,877	$4,372	$6,299
Short-term investments	—	—	50,622	23,850	25,986
Current restricted cash	—	—	—	720	473
Working capital	60,896	85,938	65,220	48,586	43,040
Property, plant and Equipment, net	52,844	50,936	61,839	65,249	71,507
Total assets	144,002	177,733	184,595	168,757	187,627
Total stockholders’ equity	97,828	122,698	119,488	108,185	104,798

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations in conjunction with Jazz’s selected consolidated financial information and its consolidated financial statements and the related notes included elsewhere in this exhibit to current report on Form 8-K. In addition to historical information, the following discussion and analysis includes forward looking information that involves risks, uncertainties and assumptions. Jazz’s actual results and the timing of events could differ materially from those anticipated by these forward looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in the definitive proxy statement filed by Jazz Technologies, Inc. (“Parent”) with the Securities and Exchange Commission (the “SEC”) on January 29, 2007. Also see “Forward Looking Statements” in the current report on Form 8-K of which this exhibit is a part.

General

Jazz is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. Jazz believes its specialty process technologies attract customers who seek to produce analog and mixed-signal semiconductor devices that are smaller and more highly integrated, power-efficient, feature-rich and cost-effective than those produced using standard process technologies. Jazz’s customers’ analog and mixed-signal semiconductor devices are designed for use in products such as cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. Jazz’s customers include Skyworks Solutions, Inc., or Skyworks, Conexant Systems, Inc., or Conexant, Marvell Technology Group Ltd., RF Micro Devices, Inc., Freescale Semiconductor, Inc., Airoha Technology Corp., Xceive Corporation and RF Magic, Inc.

Business Overview

Jazz’s Formation

Prior to Jazz’s inception on March 12, 2002, its business was the Newport Beach, California semiconductor fabrication, or fab, operations and related research and development activities of Conexant. Conexant and its predecessor, Rockwell International Corporation, developed these operations through an investment of approximately $1 billion in manufacturing assets since 1995 and the development of process technologies over more than 35 years. Following a decision by Conexant to outsource all of its manufacturing needs, Jazz was formed through a cash investment by affiliates of The Carlyle Group, one of the largest U.S. private equity funds, and a contribution by Conexant of:

•	its Newport Beach, California semiconductor fabrication and probing operations;

•	research and development and other support operations;

•	software licenses, patents and intellectual property rights;

•	other assets required to operate its business;

•	a warrant to purchase 2,900,000 shares of Conexant’s common stock; and

•	Jazz accounted for its formation using the purchase method of accounting.

Conexant also granted Jazz a perpetual, non-exclusive, royalty-free license of intellectual property for the design, development and improvement of semiconductor wafers and devices. Under the contribution agreement pursuant to which Jazz was formed, Jazz agreed to pay to Conexant a percentage of its gross revenues derived from the sale of silicon germanium, or SiGe, products to parties other than Conexant and its spun-off entities during its first 10 years of operation.

Jazz leases its headquarters and the Newport Beach, California fab from Conexant. These leases expire on March 12, 2017 and Jazz has the option to extend the leases for two consecutive five-year terms. Jazz’s rent under these leases consists of its pro rata share of the expenses incurred by Conexant in the ownership of these buildings, including property taxes, building insurance, depreciation and common area maintenance. Jazz is not permitted to sublease space that is subject to these leases without Conexant’s prior consent. The equipment contained in these buildings generally is owned by Jazz and is not covered by the lease agreements. The lease also provides that Jazz’s headquarters office may be relocated one time no earlier than 12 months from the completion of Parent’s acquisition of Jazz in the merger to another building within one mile of its current location at Conexant’s option and expense, subject to certain conditions.

At formation, Jazz also entered into management agreements with Carlyle and Conexant, pursuant to which Carlyle and Conexant were each paid a management fee of $300,000 per year for advisory services each party performed in connection with the operations, strategic planning, marketing and financial oversight of Jazz. These management agreements and the obligation to pay these management fees will terminate upon the completion of the merger.

Prior to Jazz’s formation, its Newport Beach, California fab was a manufacturing cost center of Conexant and was not a segment, division or other separately identifiable line of business. The cost center did not sell or market its products. Rather, it manufactured products for use by Conexant based on Conexant’s demand requirements. The semiconductor wafers produced by the fab were only one component in the end semiconductor products sold by Conexant. Conexant did not provide a transfer pricing mechanism between its Newport Beach, California fab operations and its business units and did not allocate general functional expenses to the fab because it was only one of multiple elements of the cost of producing the products it sold to its customers. The fab participated in Conexant’s cash management system wherein all cash disbursements associated with fab activities were funded by Conexant. As a result, Jazz’s business did not have revenues prior to its separation from Conexant, and Jazz is unable to determine actual historical costs that would have been incurred by Jazz if services performed by Conexant had been purchased from independent third parties. For this reason, Jazz is unable to present historical financial information for periods prior to March 12, 2002, the inception of its business as a stand-alone entity, and it does not believe that such historical financial information would be useful or meaningful to potential investors in Jazz.

Factors Affecting Jazz’s Operating Results

Period to Period Fluctuations

Jazz manufactures semiconductor wafers that are used by its fabless and integrated device manufacturer customers to produce finished semiconductor products for electronics systems such as cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. Jazz believes demand for these electronics systems and the semiconductor products that comprise them will continue to grow significantly over the long-term but that its quarterly revenues will vary significantly. This fluctuation is due to several factors, but occurs primarily because Jazz’s customer base is highly concentrated and production volume from its largest customers, including its formation and key post-formation customers, tend to vary significantly based upon changes in end-user demand for the customer’s products, product obsolescence, new product development cycles and the particular customer’s inventory levels of electronics systems and semiconductors.

Formation Customers

Jazz refers to Conexant and Skyworks as its formation customers. In connection with Jazz’s formation, it entered into a wafer supply agreement with Conexant. The initial price for wafers under the agreement, up to the minimum annual volume commitment, was fixed at an amount equal to Conexant’s historical cost to manufacture wafers at Jazz’s Newport Beach, California fab, assuming the same levels of production immediately prior to Jazz’s formation. During each of the first three years of the agreement Conexant was obligated to purchase a declining minimum number of wafers. Conexant’s minimum purchase obligations, which expired in March 2005, were $33.8 million in 2004 and $6.8 million for the first quarter of 2005. Conexant’s actual purchases were $62.2 million and $12.5 million during 2004 and the first quarter of 2005, respectively. Jazz was permitted to increase the price for non-specialty wafers at incremental rates between April 2004 and April 2005, based on market conditions. Under the agreement, Jazz provided Conexant with $60.0 million of credits to be used during the term of the agreement to offset any increase in the contract price for each wafer purchased by Conexant through March 30, 2007. Due to market conditions during this time period, Jazz did not increase prices for non-specialty wafers and it reduced prices for some widely available process technologies to retain Conexant’s high volume products. Through the term of its supply agreement with Conexant, Jazz was required to adjust wafer prices every six months to the best price it provided to any customer for similar volumes and schedules or, if lower, the price offered by leading foundries for similar technologies, volumes and schedules. Conexant did not use any of the credits provided to it because Jazz did not increase the contract prices of wafers it sold to Conexant pursuant to the agreement. In addition, following the expiration of the agreement Conexant had the right to apply up to an aggregate of $20 million of credits to wafer purchases, limited in amount to $400 per wafer, regardless of price. The wafer supply agreement also provided Conexant with the right to assign its credits and pricing to entities that it spun-off; however, it did not do so with respect to the credits. These spun-off entities also had the right to enter into separate wafer supply agreements with Jazz on substantially the same terms as Jazz’s wafer supply agreement with Conexant.

In June 2006, Jazz and Conexant agreed to terminate the wafer supply and services agreement. In connection with the termination agreement and in consideration of the cancellation of the wafer credits, Jazz agreed to issue 7,583,501 shares of its common stock to Conexant and to forgive $1.2 million owed to it by Conexant for a refund of property taxes previously paid by Jazz for the 2003 property tax year. This termination of the wafer supply agreement was subsequently amended on September 16, 2006 in connection with the execution of the Merger Agreement to provide for the repurchase of the 7,583,501 shares previously issued by Jazz to Conexant immediately prior to the completion of the merger and the termination of Jazz’s obligation to issue any additional shares to Conexant for aggregate consideration of $16.3 million in cash. As a result of the termination of the wafer supply agreement, Conexant is no longer entitled to use any wafer credits provided to it under the agreement.

In accordance with Financial Accounting Standards Board, or FASB, Emerging Issues Task Force, or EITF, Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer, or EITF 01-9, and EITF No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, or EITF 96-18, the fair value of the 7,583,501 shares of common stock Jazz issued to Conexant in connection with the termination of the wafer supply agreement, which was $17.5 million, and Jazz's forgiveness of the $1.2 million owed to Jazz by Conexant for reimbursement of property taxes in connection with the termination of the wafer supply agreement had the effect of reducing Jazz's revenues by $17.5 million and reducing Jazz's cost of revenues by $1.2 million in the second quarter of 2006. Under EITF 01-9 cash consideration, including credits the customer can apply against trade amounts owed to the vendor as a sales incentive, given by a vendor to a customer is presumed to be a reduction of the selling prices of the vendor’s products or services and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s statement of operations. In addition, under EITF 96-18, consideration in the form of equity instruments is recognized in the same period and in the same manner as if the customer had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with or using the equity instruments. Therefore, the $17.5 million fair value of the common stock issued to Conexant was reflected as a reduction to Jazz’s revenues for the second quarter of 2006. The forgiveness of the property tax reimbursement owed to Jazz by Conexant was an expense reduction to Jazz because the amounts owed to Jazz related to the 2003 property tax year and all costs from that period have expired and were previously expensed.

In June 2002, Conexant spun-off and merged its wireless communications division with Alpha Industries, Inc., a manufacturer of radio frequency and microwave semiconductor products, primarily for wireless communications, to form Skyworks. In accordance with the terms of Jazz’s wafer supply agreement with Conexant regarding its spin-offs, Skyworks entered into a separate wafer supply agreement with Jazz. This agreement, as amended, is due to expire on March 30, 2007, and may be renewed for additional one-year terms upon agreement of both parties. Under its wafer supply agreement with Jazz, as amended, Skyworks must provide Jazz with rolling forecasts of its projected wafer requirements and must purchase a percentage of its forecast. In order to meet its manufacturing obligations to Skyworks, Jazz may utilize capacity at its Newport Beach, California fab or, subject to certain conditions, those of its manufacturing suppliers. Prior to November 2005, Jazz manufactured wafers incorporating specified product designs that were in production in May 2003 for Skyworks at set prices. Prior to November 2005, for all wafers incorporating product designs that were not in production in May 2003, and beginning in November 2005, for specified wafers incorporating product designs that were in production on that date, it is obligated to charge prices that are equal to the lower of listed contract prices or the best price Jazz provides to any customer for similar technologies and volumes, or, if lower, the price offered by leading foundries for similar technologies and volumes. Jazz reviews and updates the prices offered by leading foundries quarterly. Jazz also agreed to certain probe yield guarantees and pricing adjustments to reflect variation in probe yield. Skyworks did not receive credits for the purchase of wafers under the wafer supply agreement. Skyworks was obligated to purchase a declining minimum number of wafers annually through March 2005. Skyworks’ minimum purchase obligation was approximately $30.6 million in 2004 and $6.1 million in the first quarter of 2005. Skyworks actual purchases were $101.3 million and $21.2 million in 2004 and the first quarter of 2005, respectively.

For the years ended December 31, 2004, December 30, 2005 and December 29, 2006, revenues from Jazz’s formation customers accounted for 74.5%, 60.5% and 38.9%, respectively, of its revenues, which includes the effect of a charge against revenue from Conexant of $17.5 million during the second quarter of 2006 associated with the termination of the wafer supply agreement with Conexant. Excluding the effect of the $17.5 million charge against revenue, Jazz expects revenues from these customers to generally continue to decline as a percent of its total revenues as it continues to add new customers and shift its product from standard complementary metal oxide semiconductor, or CMOS, process technologies to specialty process technologies. Jazz also expects actual revenues from its formation customers to continue to decline over the long term.

Post-formation Customers

Using Jazz’s specialty process technologies, Jazz intends to continue to pursue aggressively business opportunities with new customers in order to continue to grow and diversify its customer base in the wireless and high-speed wireline communications, consumer electronics, automotive and industrial end markets. Jazz defines a customer as a person or business from whom it has recognized revenues in the twelve months preceding the date of determination.

Jazz’s sales personnel work closely with current and potential customers to identify opportunities for them to pursue product designs using its processes. Prior to selecting a foundry, a potential customer will evaluate various process technologies for the manufacture of its product. If the customer selects Jazz as its foundry and decides to design a specific product using one of its process technologies, Jazz refers to this customer decision as a “design win.” The entire cycle from design win to volume production typically takes eight to 26 months. At any time in this process, the customer may decide to abandon its design effort. If this occurs, Jazz considers the design a “lost design win” and removes it from its design win total. Obtaining a customer or achieving a design win does not necessarily mean that Jazz will realize any production revenues from a customer. Once the design cycle is complete and the customer has ordered 100 wafers based on the design, Jazz reclassifies the design as a “design in volume production,” and the design is no longer considered a design win.

Jazz’s relationships with its post-formation customers have progressed substantially since its inception and a significant portion of its design win pipeline now consists of designs from post-formation customers. At December 29, 2006, Jazz had 260 design wins, of which 252 were from post-formation customers. As its post-formation customers’ design wins continue to become designs in volume production, Jazz expects that its revenues from these customers will continue to grow commensurately. For the reasons described above, however, there can be no assurance that Jazz’s post-formation customers or their current designs will result in significant revenues that it will retain these customers or that it will continue successfully attracting new customers.

The following table shows the growth in Jazz’s revenues from post-formation customers for the periods indicated (unaudited and in millions):

	Year Ended
	December 31, 2004	December 30, 2005	December 29, 2006
Revenues from post-formation customers	$56.0	$78.6	$129.8
Percent of total revenues	25.5%	39.5%	61.1%
Revenues from formation customers (1)	$163.5	$120.4	$82.7
Percent of total revenues	74.5%	60.5%	38.9%

(1)	Includes the effect of a charge against revenue from Conexant during the second quarter of 2006 of $17.5 million associated with the termination of the Conexant wafer supply agreement

Jazz expects that it will generally continue to be reliant upon a small number of large customers for a significant portion of its revenues, particularly its formation customers. Jazz expects revenues from its formation customers to continue to decline as its formation customers primarily utilize its standard process technologies and may transfer those products to other foundries as it continues to transition from standard process technologies to specialty process technologies.

Migration to Specialty Process Technologies

The price of wafers manufactured with different process technologies varies significantly depending on the complexity of the manufacturing process associated with the applicable process technology and the price Jazz is able to charge with respect to each step within that process. Jazz typically obtains higher average selling prices per wafer on its specialty process technologies as compared to its standard process technologies, particularly from post-formation customers. These higher prices, in part, reflect the additional complexity and manufacturing costs associated with specialty process technologies. To a lesser extent, the higher prices reflect the value provided by Jazz’s specialty process technologies, its expertise in the manufacture of wafers using specialty process technologies and less competition in foundry services for specialty processes as compared to competition in the manufacture of wafers using standard process technologies. Although Jazz does not calculate separate gross margins for standard and specialty process technologies, Jazz believes that, on the whole, its ability to charge higher prices for wafers manufactured using specialty process technologies exceeds the amount of its additional costs associated with using specialty process technologies, such that it generally achieves higher gross margins on its specialty process technology wafers. Accordingly, the percentage of wafers that Jazz produces using its specialty process technologies is one of the factors that affects its revenues and profitability. Jazz’s strategy is to continue to increase its revenues derived from wafers manufactured using its specialty process technologies—advanced analog CMOS, radio frequency CMOS, or RF CMOS, high voltage CMOS, bipolar CMOS, or BiCMOS, SiGe BiCMOS, and bipolar CMOS double-diffused metal oxide semiconductor, or BCD, processes—as a percentage of its total revenues to diminish the share of revenues derived from wafers employing digital CMOS and standard analog process technologies, which are its standard process technologies. Most of Jazz’s post-formation customers design products using its specialty process technologies. Jazz believes that specialty process technologies will comprise a greater percentage of revenues if it is successful in continuing to diversify its customer base. Jazz believes its experience in the specialty process arena, particularly in SiGe BiCMOS process technology, provides it with a competitive advantage in its target markets. Each year since its inception through December 29, 2006, the percentage of Jazz’s revenues from specialty process technologies has increased, while the percentage of its revenues from standard process technologies has decreased. The following table shows the growth in Jazz’s revenues from its specialty process technologies and the decline in its revenues from standard process technologies for the periods indicated (unaudited and in millions):

	Year Ended
	December 31, 2004	December 30, 2005	December 29, 2006
Revenues from specialty process technologies	$129.3	$124.1	$168.3
Percent of total revenues	58.9%	62.3%	79.2%
Revenues from standard process technologies [1]	$90.2	$74.9	$44.2
Percent of total revenues	41.1%	37.7%	20.8%

(1)	Includes a reduction in revenue in the second quarter of 2006 of $17.5 million associated with the termination of the Conexant wafer supply agreement.

Capacity

Jazz currently has the capacity to commence the fabrication process for up to 17,000 eight-inch wafers per month, depending on process technology mix, in its Newport Beach, California fab. For the year ended December 29, 2006 Jazz invested $28.4 million from operating and financing activities at its Newport Beach, California fab to support its continued ramp of specialty process technologies. Jazz will also continue to seek opportunities to add capacity outside of this facility through relationships with other foundries to allow it to provide multiple fab sources for high volume production on a cost-effective basis. Consistent with this strategy, Jazz has entered into supply agreements with each of Advanced Semiconductor Manufacturing Corporation, or ASMC, and HHNEC, two of China’s leading silicon semiconductor foundries. These agreements are designed to provide Jazz with low-cost, scalable production capacity and multiple location sourcing for its customers. To date, Jazz has not utilized significant capacity from its manufacturing suppliers and currently relies on these suppliers for only approximately 12% of its wafer production volume. While these suppliers have substantially met Jazz’s requests for wafers to date, if Jazz had a sudden significant increase in demand for their services, it is unlikely that they would be able to satisfy its increased demand in the short term.

Advanced Semiconductor Manufacturing Corporation, Limited. In September 2002, Jazz entered into a manufacturing supply agreement with ASMC. This relationship presently provides Jazz with access to additional production capacity for BiCMOS and SiGe BiCMOS wafers. Under this agreement, as amended, ASMC agreed to manufacture wafers for Jazz utilizing its process technologies at set contract prices. Jazz began to utilize volume production capacity at ASMC in the first quarter of 2004. While it is obligated to provide ASMC with rolling forecasts of its projected wafer requirements, Jazz does not have a minimum purchase obligation with ASMC. ASMC has agreed to exercise commercially reasonable efforts to decrease the set contract prices on an annual basis. Either party may, however, request to renegotiate pricing based on changing market conditions. ASMC manufactured approximately 16,260, 9,300 and 20,671 wafers for Jazz in 2004, 2005 and 2006, respectively. The variability during these periods is the result of Jazz’s varying needs for outsourcing due in part to its efforts to maximize utilization of its Newport Beach, California fab during these periods. Periodic declines could also result in part due to a decline in demand for a design being produced at ASMC’s facility.

Shanghai Hua Hong NEC Electronics Co., Ltd. In August 2003, Jazz entered into a strategic relationship with HHNEC. Under the arrangement, Jazz has secured additional manufacturing capacity for its products. HHNEC did not manufacture a significant amount of wafers for Jazz at anytime during 2006. As part of its strategic relationship, the Company has contributed certain licensed process technologies and invested $10.0 million in HHNEC, of which $1.5 million was paid in the fourth quarter of 2003 and $8.5 million was paid in the third quarter of 2004. As of December 29, 2006, the investment represents a minority interest of approximately 10% in HHNEC. This investment is carried at its original cost basis and is accounted for using the cost method of accounting for investments, as the Company does not have the ability to exercise significant influence.

Capacity Utilization

Operating results, as they relate to Jazz’s Newport Beach, California fab, are characterized by relatively high fixed costs. Increases and decreases in Jazz’s utilization of available production capacity at the Newport Beach, California fab result in the allocation of fixed manufacturing costs over a larger or reduced number of wafers, which yields lower or higher per unit costs, respectively. As a result, Jazz’s capacity utilization in a quarter can significantly affect its gross margin in that and future quarters. For example, if Jazz has low utilization of its available production capacity at its Newport Beach, California fab in a particular quarter, the cost per wafer produced in that quarter will likely increase as compared to the cost per wafer produced in periods of higher utilization. If wafers produced in low utilization periods are not sold until subsequent periods, this may result in a decrease in gross margins for those subsequent periods. If Jazz increases the production capacity of its Newport Beach, California fab through capital expenditures or otherwise, it will experience lower capacity utilization rates in subsequent periods unless it increases production activity by at least a commensurate amount. However, despite such a decline in capacity utilization, gross margin may actually increase because the incremental revenue resulting from the increased production activity may be greater than any increased fixed cost of capacity. Factors affecting capacity utilization include the level of customer orders, the complexity and mix of wafers produced, changes in its available production capacity and disruption in fab operations, including mechanical failures, disruptions in the supply of power, scheduled facility or equipment maintenance and the relocation of equipment for production process adjustments.

Beginning in 2005, Jazz early adopted Statement of Financial Accounting Standards No. 151, Inventory Costs, or SFAS No. 151. SFAS No. 151 provides that if factory utilization rates fall significantly below historical utilization levels, Jazz is required to recognize the abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) as current-period charges and not capitalize them into its inventory. This has the effect of negatively impacting gross margins in the current period and positively impacting gross margins in future periods. Jazz evaluates its utilization rates for purposes of SFAS No. 151 on a monthly basis and has made adjustments under SFAS No. 151 in three months of 2005, and the last month of 2006, none of which had a significant effect on annual results in 2005 or 2006.

Jazz determines its production capacity based on the capacity ratings given by manufacturers of the equipment used in the fab, adjusted for, among other factors, actual output during uninterrupted trial runs, expected down time due to set up for production runs and maintenance, expected product mix and other assumptions made by Jazz. Because these factors include subjective elements, Jazz’s measurement of factory utilization is unlikely to be comparable to those of its competitors. Jazz uses a consistent methodology to determine capacity utilization for all fiscal periods presented in order to allow for analysis of utilization trends.

Jazz seeks to move products to production with its manufacturing suppliers if its Newport Beach, California fab is operating at or near capacity. Jazz normally seeks to keep capacity in its Newport Beach, California fab at or near capacity prior to moving products to production with its manufacturing suppliers so that it spreads its fixed operating costs over the greatest number of wafers possible. When it is operating at or near capacity in its Newport Beach, California fab, the cost to produce one additional wafer produced in that fab is generally lower than the cost to purchase a wafer from ASMC or HHNEC, even though the average cost over an extended period to purchase a wafer from ASMC or HHNEC is generally lower than the average cost over an extended period to produce a similar wafer at its Newport Beach fab. Other considerations for loading wafers at Jazz’s manufacturing suppliers’ fabs include the particular process technology, customer requirements, its capacity obligations to those suppliers and its assessment of the relative cost between manufacturing locations. Except for contractual minimum volume purchase commitments, if any, Jazz bears no responsibility for under-utilized, fixed costs of its production at ASMC or HHNEC. Costs associated with products delivered by Jazz’s manufacturing suppliers are therefore variable to Jazz.

Fab and Manufacturing Yield

Fab yield is defined as the number of wafers completed that meet certain acceptance criteria, expressed as a percentage of total wafer starts. Manufacturing yield is defined as the number of functioning die on a wafer, expressed as a percentage of total die per wafer. Jazz’s ability to achieve and maintain high levels of fab and manufacturing yields is a key requirement for its customers’ and its business operations.

Jazz expenses, to cost of revenues, defective inventory caused by fab yield loss or manufacturing yields that are below customer requirements. Recognition of these expenses can cause Jazz’s gross margins to fluctuate. Future decreases in Jazz’s fab or manufacturing yields could result in delays in delivering products to its customers and could have a material adverse effect on its ability to attract or retain customers, which would significantly reduce Jazz’s revenues and decrease its gross margins.

Payment of SiGe Royalties

The contribution agreement entered into between Jazz and Conexant in connection with the formation of Jazz, requires Conexant to indemnify Jazz for up to 60% of any damages incurred by Jazz with respect to certain intellectual property contributed by Conexant to Jazz at its formation. In September 2004, Jazz entered into a license agreement pursuant to which it agreed to pay royalties to a third party for the license of intellectual property purportedly covered by the contribution agreement with Conexant. Conexant acknowledged that Jazz’s license agreement with a third party gave rise to an indemnification obligation by Conexant. From October 2004 to June 2006, Jazz withheld royalties otherwise owed to Conexant for the sale of SiGe products to offset these indemnification obligations. In September of 2006, Jazz and Conexant agreed that Conexant’s total indemnification obligation with respect the third party license agreement would be satisfied in full through the offset of royalties otherwise payable by Jazz to Conexant of an aggregate amount equal to $2.6 million. The parties also acknowledged that Jazz had previously withheld royalties owed to Conexant in the amount of approximately $2.7 million. As such, Jazz agreed to refund the $0.1 million difference to Conexant, the parties released each other from all additional future claims and Jazz began paying SiGe related royalties to Conexant in the third quarter of 2006. Jazz’s total SiGe royalty liability for 2006 was $1.7 million.

Financial Operations Overview

Fiscal Year

Jazz maintains a 52- or 53-week fiscal year ending on the Friday on or preceding December 31. Each of the first three quarters of its fiscal year ends on the last Friday in each of March, June and September. As a result, each fiscal quarter consists of 13 weeks during a 52-week fiscal year. During a 53-week fiscal year, the first three quarters consist of 13 weeks each and the fourth quarter consists of 14 weeks. Fiscal year 2003 consists of 52 weeks, fiscal year 2004 consists of 53 weeks and fiscal year 2005 and fiscal year 2006 each consist of 52 weeks.

Revenues

Jazz generates revenues primarily from the manufacture and sale of semiconductor wafers. Jazz also derives a portion of its revenues from the resale of photomasks and engineering services. Jazz records revenues net of estimates of potential product returns, allowances and contractual wafer credits, if applicable.

Cost of Revenues

Cost of revenues for wafers manufactured at Jazz’s Newport Beach, California fab consists primarily of purchased manufacturing materials, including the cost of raw wafers, gases and chemicals, shipping costs, labor and manufacturing-related overhead associated with the engineering services, design and manufacture of products. Jazz’s cost of revenues for wafers manufactured by its manufacturing suppliers includes the purchase price and shipping costs that it pays for completed wafers. Cost of revenues also includes the purchase of photomasks and the provision of test services. Jazz expenses to cost of revenues defective inventory caused by fab and manufacturing yields as incurred. Jazz also reviews its inventories for indications of obsolescence or impairment and provides reserves as deemed necessary. Royalty payments Jazz makes in connection with certain of its process technologies are also included within the cost of revenues.

Research and Development

Research and development costs are expensed as incurred and primarily consist of salaries and wages for process and technology research and development activities, fees incurred in connection with the license of design libraries and the cost of wafers used for research and development purposes. As Jazz recognizes revenues in connection with certain engineering services, it reclassifies research and development expenses associated with obtaining those revenues to cost of revenues.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of salaries and benefits for Jazz’s selling and administrative personnel, including the human resources, executive, finance and legal departments. Selling, general and administrative expenses also include fees for professional services and other administrative expenses.

Amortization of Intangibles

Amortization of intangible expenses includes amortization of intellectual property acquired upon Jazz’s formation and of technology cross-licenses rights acquired since its formation.

Stock Compensation Expense

Stock Appreciation Rights. At the time of Jazz’s separation from Conexant, the substantial majority of Conexant’s employees working in the Newport Beach, California fab became Jazz’s employees. In connection with their employment, Conexant had granted some of these employees options to purchase Conexant common stock. The terms of the options generally provided that they would expire within three months following an employee’s termination of employment by Conexant. Conexant and Jazz decided to provide employees transferred to Jazz that had held Conexant options with a continuing economic interest in Conexant common stock. Accordingly, Jazz issued stock appreciation rights to these employees that entitled the holders to receive, upon exercise, a cash settlement for the excess, if any, of the fair market value of a share of Conexant common stock over the reference price of the stock appreciation right. On March 12, 2002, Jazz granted 2,979,456 stock appreciation rights with a reference price of $13.05. The number of shares relating to, and the reference price of, the stock appreciation rights was subject to adjustment for, among other things, distributions of securities by Conexant to holders of its common stock. The stock appreciation rights vested at a rate of 25% at the end of each six-month period after the date of grant, such that the stock appreciation rights became fully vested on March 12, 2004. The unexercised stock appreciation rights expired on December 29, 2006.

To offset substantially the economic effect on Jazz of the stock appreciation rights, Conexant granted Jazz a warrant to purchase 2,900,000 shares of its common stock at an exercise price of $13.05 per share that expired on January 20, 2007. The warrant was also subject to adjustment for, among other things, subsequent distributions of securities by Conexant to holders of its common stock. Adjustments were made to the stock appreciation rights and the warrant in connection with Conexant’s spin-off of its wireless division and subsequent merger with Alpha Industries, Inc. to form Skyworks in June 2002, and Conexant’s spin-off of Mindspeed Technologies, Inc. in June 2003. The per share exercise price and the number of shares subject to the warrant granted to Jazz by Conexant were equitably adjusted to take into account the economic effect of each transaction. In connection with these transactions, Jazz also received warrants to purchase Mindspeed common stock and Skyworks common stock that expired on January 20, 2005. Upon a holder’s exercise of a stock appreciation right, Jazz exercised a corresponding portion of the applicable warrant and sold the underlying securities received upon exercise such that the transactions were cash neutral to Jazz.

For the year ended December 31, 2004, approximately 369,000 and 843,000 stock appreciation rights were exercised for Conexant common stock and Mindspeed common stock, respectively, resulting in payments to employees of approximately $3,250,000. Concurrently, Jazz exercised an equivalent number of warrants to purchase Conexant and Mindspeed common stock and sold the underlying shares for net proceeds of approximately $3,250,000. As of December 31, 2004, all stock appreciation rights related to the Skyworks common stock expired and were cancelled and all stock appreciation rights related to Mindspeed common stock had been exercised. No stock appreciation rights or warrants for Skyworks common stock were exercised prior to their expiration. For the year ended December 30, 2005 and December 29, 2006, no stock appreciation rights were exercised for Conexant common stock and Jazz did not exercise any warrants to purchase Conexant common stock.

Upon Jazz’s separation from Conexant, Jazz recorded an asset equal to the fair value of the Conexant warrant and a liability equal to the fair value of the granted stock appreciation rights on its consolidated balance sheet. In addition, Jazz recorded on its consolidated balance sheet, as part of the purchase price allocation, deferred compensation for the fair value of the stock appreciation rights granted to employees. The stock appreciation right liability was offset by the deferred compensation, resulting in a net amount of zero for the stock appreciation right liability on Jazz’s consolidated balance sheet as of March 12, 2002 (inception). The deferred compensation was amortized over the vesting period of the stock appreciation rights such that, as portions of the outstanding stock appreciation rights vested, a corresponding portion of the deferred compensation amount was recorded as a stock compensation expense in its consolidated statement of operations as a charge and the net difference between the remaining amount of deferred compensation and the stock appreciation right liability was reflected on the consolidated balance sheet.

Jazz reflected subsequent adjustments as of each interim and annual reporting date in the fair value of the warrants as a gain or loss on investments in its consolidated statement of operations. Jazz reflected subsequent adjustments to the stock appreciation right liability and deferred compensation due to fluctuations in the fair value of the instruments and due to the amortization of the deferred compensation in compensation expense in its consolidated statement of operations. Jazz amortized deferred compensation on a straight-line basis over the vesting period of the stock appreciation rights, which ended on March 12, 2004. The full amount of the stock appreciation right liability was reflected as a liability on Jazz’s consolidated balance sheet as of December 30, 2005. During the period from March 12, 2002 until their expiration, changes in the fair value of these instruments affected operating income but did not have a significant effect on net income or net loss. This is because any increase or decrease in stock compensation expense was substantially offset by a corresponding change in the value of the warrants, which was accounted for as a gain or loss on investments.

Stock Options. Through December 30, 2005, Jazz accounted for employee stock options using the intrinsic value method in accordance with Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, or APB No. 25, and related interpretations and had adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation, or SFAS No. 123. Through December 30, 2005, Jazz also disclosed pro forma net loss and the related pro forma loss per share information that is required by SFAS No. 123 in Note 2 to Jazz’s consolidated financial statements. This pro forma net loss and related pro forma loss per share information was been determined as if Jazz had accounted for its employee stock options under the minimum value method of computing fair value under SFAS No. 123 and SFAS No. 148, Accounting for Stock Based Compensation Costs Transition and Disclosure, or SFAS No. 148.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) Share Based Payment, or SFAS No. 123R, which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS No. 123R became effective for Jazz beginning December 31, 2005 and eliminated Jazz’s ability to account for share based compensation using the intrinsic value based method under APB No. 25 for stock options granted on or after December 31, 2005. SFAS No. 123R requires Jazz to recognize in its financial statements equity based compensation expense for stock options granted to employees based on the fair value of the equity instrument on the date of grant for stock options granted on or after December 31, 2005.

As of December 31, 2005, Jazz adopted SFAS No. 123R using the prospective method. Under the prospective method, beginning December 31, 2005, compensation cost recognized includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of December 30, 2005, based on the intrinsic value in accordance with the provisions of APB No. 25 and (b) compensation cost for all share-based payments granted subsequent to December 30, 2005, based on the fair value on the date of grants estimated in accordance with the provisions of SFAS No. 123R. In accordance with SFAS No. 123R, Jazz has not continued to provide pro forma disclosures of net loss and net loss per share for periods beginning after December 30, 2005.

Under APB No. 25, stock-based compensation expense, which is a non-cash charge, results from stock option grants at exercise prices that, for financial reporting purposes, are deemed to be below the estimated fair value of the underlying common stock on the date of grant, such that Jazz did not recognize compensation expense when it issued stock options to employees unless the exercise price was below the fair market value of the underlying common stock on the date of grant.

During 2005, Jazz granted options to employees to purchase a total of 1,378,085 shares of common stock all at an exercise price of $2.50 per share. Jazz did not obtain contemporaneous valuations from an unrelated valuation specialist during 2005 but did obtain a valuation from an unrelated valuation specialist as of March 31, 2006. Jazz also relied on the compensation committee of its board of directors, the members of which have extensive experience in the semiconductor industry and are non-employee directors, to determine a reasonable estimate of the then current value of its common stock. Given the absence of an active market for its common stock, the compensation committee determined the fair value of its common stock on the date of grant based on several factors, including:

•	its historical and forecasted operating results and cash flows;

•	the value of Jazz discussed by Jazz and its underwriters in its previous attempt to complete an initial public offering;

•	independent valuations of Jazz and the changes in its business since the date of those valuations;

•	that the grants involved illiquid securities in a private company;

•	that the options are subject to vesting ratably;

•	increases and decreases in its total net revenues and gross margins;

•	decreases in net revenues from formation customers and increases in net revenues from post-formation customers;

•	the likelihood of achieving a liquidity event for the shares of common stock, such as an initial public offering or sale of Jazz, given prevailing market conditions at the time of the grants; and

•	the market prices of various publicly held semiconductor companies and comparisons to the prices paid for publicly-held companies in merger and acquisition transactions.

During 2004 and 2003, Jazz issued stock options to employees with exercise prices below the deemed fair market value of its common stock at the date of grant, as subsequently determined by the compensation committee of its board of directors in connection with the preparation of its financial statements relating to its prior attempts to complete a public offering. In accordance with the requirements of APB No. 25, Jazz recorded deferred stock-based compensation for the difference between the exercise price of the stock option and the deemed fair market value of its stock at date of grant. These stock options were immediately exercisable but provided Jazz with a right to repurchase shares received upon exercise that lapsed over the vesting period of the option, generally four years. The deferred stock-based compensation is amortized to expense on a straight-line basis over the period during which Jazz’s right to repurchase the stock lapses or the options become vested. During 2004, 2005 and 2006 Jazz recorded deferred stock compensation related to these options in the amounts of $0.2 million, $(0.5 million) and $(1.0 million) related to cancellations of associated options, respectively. Of the deferred stock compensation balance, $0.7 million, $0.5 and $0.4 million has been amortized to expense during the years ended December 31, 2004, December 30, 2005 and December 29, 2006 respectively. The balance of deferred stock compensation as of December 29, 2006 is $0.3 million.

At December 29, 2006, the amount of unearned stock-based compensation remaining to be expensed through 2010 related to unvested share-based payment awards granted on or after December 31, 2005 was $0.6 million. As a result of Jazz’s acquisition by Parent, the stock-based compensation program will be terminated.

Jazz accounts for stock compensation arrangements with non-employees in accordance, with SFAS No. 123, as amended by SFAS No. 148, and EITF 96-18, using a fair value approach. To date, Jazz has issued a limited number of shares of common stock to non-employees and it has not issued stock options to non-employees.

Stock-based compensation expense is recognized over the period of expected service by the non-employee. As the service is performed, Jazz is required to update these assumptions and periodically revalue unvested options and make adjustments to the stock-based compensation expense using the new valuation. These adjustments may result in additional or less stock-based compensation expense than originally estimated or recorded, with a corresponding increase or decrease in compensation expense in the statement of operations. Ultimately, the final compensation charge for each option grant to non-employees is unknown until those options have vested or services have been completed or the performance of services is completed.

The issuance of equity securities in 2004 to non-employees resulted in compensation expense of $53,000, $39,000 and zero in 2004, 2005 and 2006, respectively.

Deferred Tax Assets

Jazz determines deferred tax assets and liabilities at the balance sheet date based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Jazz then assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, unless Jazz believes that recovery is more likely than not, it establishes a valuation allowance to reduce the deferred tax assets to the amounts expected to be realized. Jazz periodically reviews the adequacy of the valuation allowance and recognizes these benefits if a reassessment indicates that it is more likely than not that these benefits will be realized. In addition, Jazz evaluates its tax contingencies and recognizes a liability when it believes that it is probable that a liability exists.

Jazz’s formation and contribution of assets by Conexant and concurrent investment by Carlyle was accounted for as a purchase in accordance with the provisions of SFAS No. 141, Business Combinations, or SFAS No. 141. For tax purposes, Jazz’s formation was effected as a transaction under Section 351 of the Internal Revenue Code that was not subject to federal income tax under Section 351 of the Internal Revenue Code. Jazz received the tax bases of the assets contributed to it, which exceeded the book bases of those assets at its formation. Based on this difference, Jazz established net deferred tax assets of $62.5 million. Due to uncertainty as to its ability to realize the deferred tax assets, Jazz recorded a full valuation allowance against its deferred tax assets. In addition, under SFAS No. 141, the value of the contributed assets and investment in connection with Jazz’s formation was allocated to the tangible and intangible assets based upon their relative fair values as of the date of its formation. As a result, $3.9 million was allocated to non-current intangible assets, which were amortized on a straight-line basis over 3 to 10 years, reducing these assets to $2.9 million and zero at December 26, 2003 and December 31, 2004, respectively.

As a result of its net losses from inception through 2004, the net deferred tax assets and valuation allowance increased to $65.0 million at December 31, 2004. Jazz continued to conclude that a full valuation allowance against the net deferred tax assets was appropriate as a result of its cumulative losses. Despite a $1.9 million net loss before tax for book purposes in 2004, Jazz recognized taxable income for that year of $9.0 million. The difference between book loss and tax income resulted from timing differences between the recognition and measurement of revenues and expense for book purposes and tax purposes. Jazz accordingly reduced both its deferred tax assets and the associated valuation allowance related to the contributed assets in an amount sufficient to offset the 2004 tax liability. SFAS No. 109, Accounting for Income Taxes, or SFAS No. 109, requires the benefit of this reduction to be applied first to reduce goodwill and then to reduce non-current intangible assets before the benefit can be applied to reduce income tax expense. As a result, Jazz reduced the remaining $2.2 million non-current intangibles to zero, and applied the balance of the benefit to offset the current tax expense, resulting in a tax provision of approximately $2.3 million in 2004.

At December 30, 2005 and December 29, 2006, its net losses had increased net deferred tax assets to $73.5 million and $81.3 million, respectively, and Jazz continued to apply a full valuation allowance at each of these dates. If or when recognized, the tax benefits resulting from the reversal of this valuation allowance will be accounted for as a $78.9 million reduction of income tax expense and $2.4 million increase in stockholders’ equity. The increase to stockholders’ equity primarily relates to tax benefits associated with the Company’s unfunded pension liability and postretirement medical liability that are reported as a component of other comprehensive income.

Utilization of net operating losses, credit carryforwards, and certain deductions may be subject to annual limitations due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The tax benefits related to future utilization of federal and state net operating losses, tax credit carryforwards, and other deferred tax assets will be limited or lost if cumulative changes in ownership exceed 50% within any three-year period. Such a limitation may occur upon the completion of Parents acquisition of Jazz. Additional limitations on the use of these tax attributes could occur in the event of possible disputes arising in examinations from various tax authorities.

For additional information regarding Jazz’s deferred tax assets and determination of taxes payable, see “—Critical Accounting Policies—Accounting for Income Taxes” below.

Results of Operations

The following table presents its historical operating results for the periods indicated as a percentage of revenues:

	Years Ended
	December 31, 2004	December 30, 2005	December 29, 2006
Revenues:
Standard process technologies (1)	41.1%	37.6%	20.8%
Specialty process technologies	58.9	62.4	79.2
Total revenues	100.0	100.0	100.0
Cost of revenues (1)	80.0	87.6	88.4
Gross profit	20.0	12.4	11.6
Operating expenses:
Research and development	8.5	9.9	9.5
Selling, general and administrative	9.8	7.5	8.6
Amortization of intangible assets	0.4	0.4	0.5
Impairment of intangible assets	—	0.8	0.2
Loss on disposal of equipment	—	—	—
Total operating expenses	18.7	18.6	18.8
Operating income (loss)	1.3	(6.2)	(7.2)
Interest income	0.4	0.7	0.5
Gain (loss) on investments	(2.6)	(0.3)	(0.4)
Other income	—	0.1	—
Loss before income taxes	(0.9)	(5.7)	(7.1)
Income tax provision	1.1	—	—
Net loss	(2.0)%	(5.7)%	(7.1)%
____________________________________
(1)
Includes a charge against revenue from Conexant of $17.5 million and a credit to cost of revenues of $1.2 million in the second quarter of 2006 associated with the termination of the Conexant wafer supply agreement.

Year Ended December 29, 2006 Compared with Year Ended December 30, 2005

Revenues. Revenues of $212.5 million for 2006 include a charge against revenue from Conexant of $17.5 million in connection with the termination of the Conexant wafer supply agreement (see “—Factors Affecting Jazz’s Operating Results—Formation Customers”), and reflect an increase of $13.5 million or 6.8% from $199.0 million in 2005. The $13.5 million increase in revenues resulted from a $51.2 million increase in revenues from post-formation customers, offset by a $37.7 million decrease in revenues from formation customers, which includes the $17.5 million charge against revenues from Conexant during the second quarter of 2006 associated with the termination of the Conexant wafer supply agreement. The increase in revenues from Jazz’s post-formation customers primarily resulted from a 100.5% increase in wafer volume as manufacturing of designs in volume production increased and new designs entered volume production, offset in part by a 7.9% decline in average wafer selling price. As customers products reach maturity, there is a natural price degradation. However, Jazz continues to increase its production of customers’ products that use more advanced processes which command higher averages wafer selling prices that balance out the natural price declines. Additionally, as customers move from pre-production to volume production sales, the average selling price would decline, given that production volumes are much higher. The increase in revenues from post-formation customers also includes a $3.9 million increase in non-wafer revenues. These revenues include fees for prototype development, photomask purchases and engineering services in preparation of design wins for qualification of process technology used in volume production at Jazz’s Newport Beach, California fab.

The decrease in revenues from Jazz’s formation customers was primarily due to the termination of the Conexant wafer supply agreement and a 17.9% decline in wafer volume from these customers, partially offset by a 1.6% increase in average wafer selling price, as a result of a shift in mix to a higher percentage of wafers manufactured using specialty process technology sold to these customers. Revenues from Skyworks declined $15.4 million, due to Skyworks’ transition of certain standard process products to smaller geometries not offered by Jazz and a decline in orders for a specialty process product nearing the end of its life cycle as Skyworks transitioned to a newer product generation that also uses Jazz’s specialty process technology but that had not reached similar production levels.

As a result of the increase in revenues from post-formation customers and the decline in revenues from formation customers, including the charge against revenues from Conexant of $17.5 million during the second quarter of 2006 associated with the termination of the Conexant wafer supply agreement, revenues from post-formation customers grew to 61.1% of total revenues in 2006 compared to 39.5% of total revenues in 2005.

Specialty process revenues in 2006 increased by $44.2 million, or 35.6%, compared to 2005, while standard process revenues in 2006, including the charge against revenue from Conexant of $17.5 million associated with the termination of the Conexant wafer supply agreement, decreased by $30.7 million, or 41.0%, compared to 2005, such that specialty process revenues in 2006 comprised 79.2% of total revenues, up from 62.3% of total revenues in 2005.

Gross Profit. Gross profit as a percentage of revenues, or gross margin, was 11.6% for 2006 as compared to 12.4% for 2005. The 0.8% overall decrease in gross margin was the result of the following:

•
a 6.2 percentage point decrease in gross margin attributable to the charge against revenues from Conexant of $17.5 million associated with the termination of the Conexant wafer supply agreement and an offsetting credit to cost of revenues of $1.2 million for a property tax refund due from Conexant, also associated with the termination of the Conexant wafer supply agreement; and

•	a 5.4 percentage point increase in gross margin primarily attributable to:

•
an increase in production activity at Jazz’s Newport Beach, California fab, primarily due to an increase in wafer sales volume to its post-formation customers, partially offset by a decrease in wafer sales volume to formation customers, resulting in an increase in capacity utilization to 93.6% in 2006 compared to 86.2% in 2005 and the allocation of fixed manufacturing costs over a larger number of wafers produced; and

•
an approximate 6.3 percentage point increase in the average selling price of wafers, as the effect of the decrease in average wafer selling prices to post-formation customers was more than offset by the effect of the higher wafer sales volume to these customers and marginally offset by an increase in the average selling price to formation customers.

Although production activity at Jazz’s Newport Beach, California fab increased in 2006, resulting in an increase in capacity utilization for the full year, capacity utilization was lower in the fourth quarter than the rest of the year. The lower utilization in the fourth quarter resulted in a greater allocation of fixed production costs to inventory produced in the fourth quarter. As a result, gross profit in Jazz’s first quarter of 2007 is expected to be adversely affected when such inventory is sold.

Research and Development. Research and development expenses increased to $20.1 million or 9.5% of revenue for 2006 from $19.7 million or 9.9% for 2005. The net increase in research and development expenses in 2006 as compared to 2005 primarily resulted from:

•	a $2.6 million increase relating to the achievement of process qualification milestones under Jazz’s agreements with PolarFab;

•	as compared to no stock compensation income allocable to research and development in 2006, $0.2 million of stock compensation income was allocable to research and development in 2005;

•	a $1.1 million decrease due to research and development expenditures associated with engineering services revenues being allocated to cost of revenue;

•
$0.6 million net decrease in costs associated with engineering activity in 2006 compared to 2005. These were costs associated with research and development efforts undertaken to improve fab and probe yields and costs associated with the development of new processes which resulted in higher costs of engineering lots and masks incurred in 2005;

•	a $0.4 million decrease in depreciation; and

•	$0.3 million net decrease in miscellaneous other charges associated with consultants and other outside service providers.

Under Jazz’s agreements with Polar Fab, modified in November 2006, Jazz is required to make a series of payments to Polar Fab for the transfer and licensing of technology for a total obligation of $2.8 million and future royalties associated with the sale of wafers using this technology. The transfer of the technology is expected to be completed in the early part of 2007 and as of December 29, 2006, $2.6 million has been expensed to research and development costs. The balance of $0.2 million is expected to be expensed in the first quarter of 2007.

Selling, General and Administrative. Selling, general and administrative expenses increased to $18.3 million, or 8.6% of revenues in 2006, from $15.0 million, or 7.5% of revenues in 2005. The $3.3 million increase in selling, general and administrative expenses primarily resulted from:

•	a $2.1 million increase in expense related to Jazz’s acquisition by Acquicor with no such corresponding expenses recorded in 2005;

•	a $0.6 million increase in the write-off of previously capitalized costs associated with Jazz’s withdrawn initial public offering from $1.4 million in 2006 to $0.8 million in 2005;

•
a net increase of $0.8 million associated with Jazz’s provision for doubtful accounts, resulting from a $0.3 million expense for doubtful accounts in 2006 compared to a $0.5 million credit in 2005 relating to a reversal of provision for doubtful accounts recorded at the end of 2004;

•	a $0.5 million net increase in salaries and related costs, mainly associated with sales personnel including costs related to a new sales office established in the United Kingdom;

•
a $0.3 million credit in 2005 relating to a refund received from Conexant in connection with a transition services agreement between Jazz and Conexant with no such corresponding credit in 2006; partially offset by

•	lower outside services costs of $0.7 million, mainly associated with lower audit and other consultant costs and lower insurance premiums of $0.3 million in 2006.

Impairment of Intangible Assets. Jazz accounts for long-lived assets, including purchased intangible assets, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment, such as reductions in demand, are present. Reviews are performed to determine whether the carrying value of an asset is impaired based on comparisons to undiscounted expected cash flows. If this comparison indicates that there is impairment, the impaired asset is written down to fair value, which is typically calculated using discounted expected cash flows. Impairment is based on the excess of the carrying amount over the fair value of those assets. Jazz agreed to reimburse HHNEC for up to approximately $1.6 million incurred by it to license intellectual property associated with a potential customer engagement. These costs were originally determined to have future value and were capitalized in 2005. Subsequently, the customer did not place an order and this asset was determined not to have future value and was therefore fully expensed in 2005. During 2006, Jazz recognized additional impairment charges related to licensed intangible assets of $0.6 million.

Net Interest Income. Net interest income in 2006 was $1.2 million compared to $1.3 million in 2005. The $1.2 million in 2006 was net of interest expense and other fees of $0.5 million associated with Jazz’s loan and security agreement with Wachovia Capital Finance Corporation entered into in January 2006.

Gain (Loss) on Investments. Loss on investments was $0.8 million in 2006 compared to $0.6 million in 2005. The loss in 2006 and 2005 resulted from adjusting Jazz’s carrying value of Conexant warrants to the fair value. The changes in value of these investments largely offset related compensation expense and compensation income for stock appreciation rights related to the common stock of Conexant that had been granted to employees who were transferred to Jazz upon its formation. Taken together, the stock compensation expense (income) and the gain (loss) on investments have not had a significant effect on Jazz’s net loss. The stock appreciation rights expired in December 2006 and the associated Conexant warrants expired in January 2007 and accordingly will not have a future effect on Jazz’s net income or loss.

Income Tax Provision. The income tax provision increased to $58,000 in 2006, from $46,000 in 2005. The income tax provision for 2006 relates primarily to minimum state taxes and foreign taxes. The income tax provision for 2005 relates primarily to minimum state taxes.

Year Ended December 30, 2005 Compared with Year Ended December 31, 2004

Revenues. Revenues decreased $20.5 million or 9.3% to $199.0 million in 2005, from $219.5 million in 2004. The decrease in revenues resulted from a $43.0 million decrease in revenues from Jazz’s formation customers, $32.7 million of which related to declines in orders from Skyworks. The decrease in revenues from Jazz’s formation customers was primarily due to a 20.3% decline in wafer volume from these customers. The decline in wafer volume for Skyworks was primarily due to a decline in orders for a specialty process product nearing the end of its life cycle as Skyworks transitioned to a newer generation product that also uses Jazz’s specialty process technologies but that had not reached similar production levels. To a lesser extent, the decline in wafer volume for Skyworks was due to its transition of certain standard process products to smaller geometries not offered by Jazz. The decrease in revenues from Jazz’s formation customers was also impacted by an 8.0% decline in average wafer selling price to these customers, primarily as a result of industry-wide pricing declines in standard process wafers and a reduction in the percentage of wafers for which Jazz provided probe services. Specialty process revenues in 2005 decreased by $5.2 million, or 4.0%, as compared to 2004 while standard process revenues in 2005 decreased by $15.3 million, or 16.9% as compared to 2004. Jazz’s revenues in 2005 were also adversely affected compared to 2004 as a result of a 52-week fiscal year in 2005 compared to a 53-week fiscal year in 2004.

The $43.0 million decrease in revenues from formation customers was partially offset by a $22.5 million increase in revenues from Jazz’s post-formation customers, which primarily utilize specialty process technologies. The increase in revenues from post-formation customers resulted from a $14.4 million increase in wafer revenues in 2005 compared to 2004, driven by an increase in wafer sales volume to these customers of 32.6% as manufacturing volumes of designs in volume production increased and new designs entered volume production, and an increase in average wafer selling price to these customers of 1.6%, primarily resulting from a favorable shift in mix to higher priced wafers. The increase in revenues from post-formation customers also included an $8.1 million increase in non-wafer revenues primarily related to engineering services in support of preparing design wins for volume production and qualifying a customer’s specialty process to enable volume production using that process at Jazz’s Newport Beach, California fab. In 2005, revenues from one post-formation customer decreased by $13.3 million, and revenues from another post-formation customer increased by $13.2 million, reflecting the significant fluctuation in revenues Jazz may receive from any particular customer from period to period based on the success of their products.

As a result of the increase in revenues from post-formation customers and the decline in revenues from formation customers, revenues from post-formation customers grew to 39.5% of total revenues in 2005 compared to 25.5% of total revenues in 2004. For 2005, specialty process revenues comprised 62.3% of total revenues, up from 58.9% in 2004.

Gross Profit. Gross margin, decreased to 12.4% in 2005 compared to 20.1% in 2004. Stock compensation expense allocable to cost of revenues, which resulted primarily from the change in value of stock appreciation rights previously granted to employees, reduced gross margin in 2005 by 0.1 percentage points and increased gross margin in 2004 by 0.2 percentage points. While Jazz made adjustments under SFAS No. 151 in three months during 2005, these adjustments did not have a significant effect on its gross profit in 2005. The aggregate decrease in gross margin was primarily attributable to:

•
a decrease in production activity at Jazz’s Newport Beach, California fab due to a reduction in wafer sales volume to formation customers, partially offset by an increase in wafer sales volume to post-formation customers, resulting in a decrease in capacity utilization to 86.2% in 2005 from 91.0% in 2004 and the allocation of fixed manufacturing costs over a smaller number of wafers produced; and

•
an approximate 2.0% decrease in the average selling price of wafers, as the effect of the decrease in average wafer selling prices to formation customers was partially offset by the effect of the increase in average wafer selling prices to post-formation customers.

Research and Development. Research and development expenses increased to $19.7 million, or 9.9% of revenues, in 2005, from $18.7 million, or 8.5% of revenues, in 2004. The $1.0 million increase in research and development expense was primarily attributable to adjusting outstanding stock appreciation rights to fair value, resulting in a $1.6 million decrease in stock compensation income allocable to research and development to $0.2 million in 2005 from $1.8 million in 2004, partially offset by a $0.6 million decrease in other research and development expenditures, as these costs were allocated to cost of revenue upon the recognition of revenue in connection with providing engineering services.

Selling, General and Administrative. Selling, general and administrative expenses decreased to $15.0 million, or 7.5% of revenues, in 2005, from $21.6 million, or 9.8% of revenues, in 2004. The $6.6 million decrease in selling, general and administrative expenses primarily resulted from:

•
decrease in costs expensed relating to Jazz's attempted public offering of $2.0 million due to the write-off in 2004 of $2.8 million of costs associated with Jazz’s withdrawn public offering as compared to the write-off in 2005 of $0.8 million for the corresponding costs associated with its withdrawn public offering;

•
the absence in 2005 of $3.8 million in fees paid to obtain general releases in connection with technology cross-licenses from a third party and to settle a claim for a finder’s fee in connection with Jazz’s formation;

•	a decrease in bad debt expenses of $1.2 million in 2005 compared to 2004;

•
a decrease in net costs of $0.6 million associated with the termination of a transition services agreement with Conexant for information technology services, offset by an increase in "in-house" information technology costs and other support associated with additional labor and outside professional services;

•	a decrease in insurance premium expense of $0.5 million; and

•
partially offset by a $1.4 million decrease in stock compensation income allocable to selling, general and administrative, of $0.1 million in 2005 compared to $1.5 million in 2004, primarily resulting from the adjustment of outstanding stock appreciation rights to fair value.

Impairment of Intangible Assets. Jazz agreed to reimburse HHNEC for up to approximately $1.6 million incurred by it to license intellectual property associated with a potential customer engagement. These costs were originally determined to have future value and were capitalized during 2005. Subsequently, the customer did not place an order, this asset was determined not to have future value and Jazz fully expensed the $1.6 million in 2005.

Gain (Loss) on Investments. Loss on investments was $0.6 million in 2005 compared to $5.8 million in 2004. The losses related to adjusting Jazz’s carrying value of Conexant warrants to the fair value for the 2005 period and the carrying value of Conexant, Skyworks and Mindspeed warrants to the fair value for the 2004 period. The changes in value of these investments largely offset compensation expense for stock appreciation rights related to the common stock of Conexant, Skyworks and Mindspeed that had been granted to employees that were transferred to Jazz upon its formation.

Income Tax Provision. The income tax provision decreased to $46,000 in 2005 from $2.3 million in 2004. The 2005 income tax provision relates primarily to minimum state taxes. Despite its $1.9 million net loss before tax for book purposes in 2004, Jazz had taxable income for that year as a result of the differences in timing between the recognition of income and expense for tax and book purposes. For further discussion regarding the provision for income taxes for 2004, see “— Financial Operations Overview — Deferred Tax Assets.”

Liquidity and Capital Resources

Since the inception of its business in March 2002, Jazz has financed its operations primarily through issuances of equity securities and cash generated from operations. Jazz received gross proceeds of approximately $52.0 million from entities affiliated with The Carlyle Group in connection with its formation, of which Jazz paid $19.3 million to Conexant for its contribution of assets and $5.5 million in transaction expenses. In October 2002, Jazz received $30.0 million in cash and $30.0 million in the form of a note due October 2003 from RF Micro Devices in exchange for credit towards the purchase of future products and shares of its series B preferred stock. In October 2003, Jazz received $30.0 million from RF Micro Devices in full payment of the note. As of December 29, 2006, Jazz had $6.3 million in unrestricted cash and cash equivalents, $0.5 million in short-term restricted cash and $26.0 million in short-term investments. Historically, Jazz’s cash flows from operations have exceeded its operating income, reflecting its significant non-cash depreciation and other non-cash expenses.

Jazz has made capital expenditures of $27.3 million, $23.5 million and $24.1 million in 2004, 2005 and 2006, respectively. Jazz continues to make capital investments in its Newport Beach, California fab to shift the facility’s available capacity to a greater percentage of specialty process technologies and to expand its overall capacity. For 2007 Jazz expects to invest approximately $22.3 million, funded by its cash flows from operating and financing activities, at its Newport Beach, California fab to support this initiative. Additionally, Jazz plans to add manufacturing capacity as needed by expanding its existing manufacturing supply relationships, entering into new manufacturing supply relationships or acquiring existing manufacturing facilities.

In January 2006, Jazz entered into a loan and security agreement with Wachovia Capital Finance Corporation (Western), or Wachovia, as the lender. The agreement establishes a line of credit with an aggregate borrowing limit of $35 million. The first $20 million of loans under the line of credit bear interest on the outstanding unpaid principal amount at a rate equal to the lender’s prime rate plus 0.75%, or in the case of Eurodollar loans, the adjusted Eurodollar rate plus 2.50%. The additional loan amounts, up to the maximum limit, bear interest on the outstanding unpaid principal amount at a rate equal to the lender’s prime rate plus 1.00%, or in the case of Eurodollar loans, the adjusted Eurodollar rate plus 2.75%. Jazz may, at its option, request a Eurodollar rate loan or convert any prime rate loan into a Eurodollar rate loan. The agreement also provides for the issuance of letters of credit by the lender for Jazz’s account not to exceed $4 million. The agreement includes certain affirmative and negative covenants, the non-compliance with which would constitute an event of default under the agreement and result in the acceleration of any amounts due under the agreement. As of December 29, 2006, Jazz had $34.4 million available after using $0.6 million of availability for a stand-by letter of credit. Following the merger, Jazz expects to terminate this loan agreement and Parent and Jazz expect to enter into a new $65 million revolving credit facility with Wachovia pursuant to a commitment letter provided by Wachovia to Parent in connection with the merger.

Cash Flow from Operating Activities

Cash provided in 2006. In 2006, Jazz’s operating activities provided $13.5 million in cash. This was primarily the result of net non-cash operating expenses of $24.5 million that were included in Jazz’s $15.2 million net loss and net cash provided by changes in operating assets and liabilities of $4.2 million. These increases were offset in part by Jazz’s net loss of $15.2 million. $23.0 million of the net non-cash operating activities in 2006 related to depreciation and amortization expense. Non-cash stock compensation income relating to stock appreciation rights for 2006 of $0.7 million was offset by a non-cash loss on related investments in warrants of $0.8 million. Other non-cash operating activities in 2006 included impairment of intangible assets of $0.6 million, stock compensation expense of $0.5 million, provision for doubtful debts of $0.3 million, and a net loss of $0.1 on the disposal of equipment. The changes in net operating assets and liabilities in 2006 include the following:

•
an increase in accounts receivable that used $3.4 million of cash mainly attributed to an increase in revenues recognized at the end of the fourth quarter of 2006, a significant portion of which would not typically be collected by Jazz from its customers in the same quarter because Jazz’s billing and payment terms with those customers may provide a payment period that ends after the quarter, and in part due to delayed payments from formation customers of Jazz;

•
an increase in inventories that used $5.3 million of cash mainly attributed to increased inventory of finished goods at the end of 2006 compared to 2005 and lower Newport Beach capacity utilization during the fourth quarter that resulted in a greater allocation of fixed production costs to inventory;

•	an increase in accounts payable that provided $2.1 million of cash, primarily associated with increased capital expenditures during the latter half of 2006; and

•
an increase in deferred revenues that provided $8.9 million of cash primarily the result of an $8.0 million cash advance received under a capacity reservation and wafer credit subscription agreement with one of Jazz’s customers entered into during the third quarter of 2006.

Cash used in 2005. In 2005, Jazz’s operating activities used $1.5 million in cash. This was primarily the result of a net loss of $11.5 million and $12.4 million of cash used by changes in operating assets and liabilities, offset in part by $22.4 million in cash provided by net non-cash operating expenses. $20.9 million of the net non-cash operating activities for December 30, 2005 related to depreciation and amortization expense and $1.6 million related to the impairment of intangible assets. The impairment of intangible assets resulted from the write-off of intellectual property costs associated with a potential customer engagement originally capitalized under an agreement with HHNEC, which were subsequently determined to have no future value and were therefore fully expensed. Non-cash stock compensation income related to stock appreciation rights for 2005 of $0.7 million was offset by a non-cash loss on investments of $0.6 million. Other non-cash operating activities in 2005 included stock compensation expense of $0.5 million, $0.5 million associated with reversal of certain of Jazz’s doubtful accounts and a $0.2 million gain on disposal of equipment.

The changes in net operating assets and liabilities in 2005 include the following:

•
an increase in accounts receivable at December 30, 2005 as compared to December 31, 2004 that used $9.9 million of cash, primarily as a result of delayed payments from Jazz’s formation customers, and to a lesser extent an increase in revenues during the fourth quarter of 2005 compared to the fourth quarter of 2004;

•
a decrease in inventories at December 30, 2005 as compared to December 31, 2004 that provided $3.5 million in cash as Jazz consumed inventory due to increased demand in the fourth quarter 2005 as compared to the fourth quarter of 2004.

•
a decrease in other current assets at December 30, 2005 as compared to December 31, 2004 that provided cash of $0.9 million, primarily due to a decrease in pre-paid property taxes resulting from lower assessed property values in connection with disputed business property taxes;

•
a decrease in deferred revenues at December 30, 2005 as compared to December 31, 2004 that used $3.7 million of cash, primarily due to a change in billing policies relating to mask sets and a reduction in pre-paid engineering services; and

•
a decrease in other current liabilities at December 30, 2005 as compared to December 31, 2004 that used $2.5 million of cash, primarily due to a decrease in liabilities for property taxes resulting from lower assessed property values in connection with disputed business property taxes.

Cash Provided in 2004. Jazz’s operating activities provided cash of $26.3 million in 2004. This was primarily the result of net non-cash operating activities of $22.8 million that were included in Jazz’s $4.3 million net loss and net cash provided by changes in operating assets and liabilities of $7.8 million. These increases were offset in part by Jazz’s net loss of $4.3 million. $17.2 million of the net non-cash operating activities in 2004 related to depreciation and amortization expense. Non-cash stock compensation income relating to stock appreciation rights for 2004 of $4.7 million was offset by a non-cash loss on investments of $5.8 million. The gain and loss on investments and compensation expense and income resulted from changes in the market value of the underlying warrants and stock appreciation rights. Other non-cash operating activities in 2004 included an adjustment of $2.2 million to reduce intangible assets acquired upon the formation of Jazz that was offset by a $2.2 million reduction in the current taxes payable, stock compensation expense of $1.6 million associated with stock options granted to employees and others and provision for doubtful debts for $0.8 million. The changes in net operating assets and liabilities in 2004 include the following:

•	increased accounts payable that increased cash by $2.5 million primarily related to the timing of payments to Jazz’s suppliers, particularly for capital equipment;

•
increased other current liabilities increased cash by $10.2 million primarily from accruals of allowances for customer concessions of $3.9 million, $3.0 million for the license of technology and $2.9 million for disputed business property taxes.

•	other long-term liabilities increased by $1.5 million, providing an increase in cash. Long-term liabilities increased in 2004 in connection with Jazz’s license of technology from a third party;

•
decreased stock appreciation rights used cash of $3.3 million. The decrease resulted from cash payments to employees upon their exercise of stock appreciation rights. The payments were fully offset by proceeds from the sale of shares received upon exercise of warrants, which is classified as cash from investing activities; and

•	an increase in inventories at December 31, 2004 that used $4.8 million in cash.

Cash Used in Investing Activities

Investing activities used $26.7 million of cash in 2006. Proceeds of $56.2 million from sale of short-term investments along with cash provided by operating activities were used to purchase other short term investments of $58.3 million of auction rate certificates and other government bonds. In 2006, Jazz used $24.1 million of cash for capital expenditures to expand capacity for its specialty processes and invested $0.6 million in technology licenses. The net cash provided by the operating and financing activities was used to fund the capital and technology license expenditures in 2006.

In 2005, investing activities used $1.2 million in cash. The proceeds of $26.8 million from the sale of short-term investments net of purchases was used to fund Jazz’s capital expenditures of $23.5 million and its operating activities. $1.6 million of cash was used in connection with Jazz’s obligation to reimburse HHNEC for intellectual property costs incurred by it pursuant to Jazz’s agreement with HHNEC and $3.0 million of cash was used in connection with a cross-license agreement with a third-party.

During 2004, Jazz used $86.3 million of cash for investing activities. $27.3 million of cash was used to invest in property, plant and equipment relating to capacity expansion for Jazz’s specialty processes and $8.5 million of cash was used to purchase additional shares of HHNEC pursuant to its agreement with HHNEC. Additionally, investment activities included a net purchase of $50.6 million of auction rate certificates and other government bonds that are accounted for as short-term investments available for sale rather than cash or cash equivalents and $3.2 million was used to purchase technology licenses.

Cash Provided by Financing Activities

Financing activities provided $15.1 million in 2006. This was primarily due to Jazz’s issuance of $16.3 million of common stock to Conexant in connection with the termination of $16.3 million of wafer credits that were owed to Conexant pursuant to the Conexant wafer supply agreement offset by a $1.2 million repayment of overdraft. Cash provided by financing activities was used primarily to fund the capital expenditures in 2006.

Cash provided by financing activities in 2005 resulted from a $1.2 million overdraft that Jazz used at the end of 2005. This overdraft was repaid during 2006.

Jazz’s financing activities provided $0.3 million in cash in 2004, which was primarily the result of $0.6 million in net proceeds received from issuances of common stock upon the exercises of employee stock options, off set by $0.3 million in repurchases of common stock.

Restricted Cash

Under the terms of Jazz’s workers’ compensation insurance policies it provides letters of credit issued by a financial institution as security to the insurance carriers. The issuing financial institution requires the letter of credit to be secured, which Jazz accomplishes with commercial paper or money market funds. Because the security behind the letters of credit is not cash, Jazz is required to provide security in excess of the face value of the letter of credit. The commercial paper or money market funds used to secure the letters of credit have been classified as non-current restricted cash because that amount cannot be withdrawn and used by Jazz for an indefinite period that is not less than one year. The amounts classified as current restricted cash were $0.7 million and $0.5 million and the amounts classified as non-current restricted cash were $2.9 million and $2.7 million as of December 30, 2005 and December 29, 2006, respectively.

Significant Relationships

Jazz’s supply agreements with ASMC and HHNEC provide for changes in the price at which it is able to purchase wafers. Under the ASMC supply agreement, the price at which Jazz purchases wafers declined on April 1, 2004. Under the HHNEC supply agreement, Jazz generally has the right to purchase wafers at commercially competitive prices, subject to a maximum decrease in prices for any one year, and was not obligated to pay more than scheduled prices through 2006. In 2007 and beyond, the price will be determined based on negotiations between HHNEC and Jazz. Jazz initiated production at ASMC in the fourth quarter of 2003 and at HHNEC in the fourth quarter of 2004. To date, Jazz has not obtained a significant portion of its wafer supply from ASMC or HHNEC. Due to the volumes it is currently placing at ASMC and HHNEC, Jazz does not expect any decrease in prices to have a material effect on its liquidity or results of operations.

Jazz’s material wafer supply agreements with Conexant and Skyworks required each of them to purchase a minimum number of wafers each year through March 2005. Both exceeded their respective minimum purchase obligations in each period. While Jazz expects Conexant and Skyworks to remain significant customers, Jazz expects that the percentage of revenues from these customers will likely decline as Jazz continues to diversify its customer base. Jazz also expects, over the long term, actual revenues from Conexant and Skyworks to decline.

Contractual Obligations and Contingent Liabilities

Jazz leases its headquarters and Newport Beach, California fabrication and probing facilities from Conexant under non-cancelable operating leases through March 2017. Jazz has the option to extend the terms of each of these leases for two consecutive five-year periods. Jazz’s rental payments under these leases consist solely of its pro rata share of the expenses incurred by Conexant in the ownership of these buildings. Jazz has estimated future minimum costs under these leases based on its actual costs incurred during 2005 and applicable adjustments for increases in the consumer price index. Jazz is not permitted to sublease space that is subject to these leases without Conexant’s prior approval.

In August 2003, Jazz entered into a manufacturing relationship with HHNEC. Under the arrangement, as of January 2006, during each fixed six month period under the agreement it is required to purchase a minimum number of wafers from HHNEC equal to 50% of the average number of wafers manufactured for Jazz by HHNEC during the three months immediately preceding the applicable six month period. To date, Jazz has not incurred significant commitments to purchase wafers from HHNEC. Jazz also agreed to license certain process technologies and invest $10.0 million in HHNEC. Of the $10.0 million investment, Jazz paid $1.5 million in December 2003 and $8.5 million in August 2004.

Jazz has agreed to pay to Conexant a percentage of its gross revenues derived from the sale of SiGe products to parties other than Conexant and its spun-off entities during its first 10 years of operation. Under its technology license agreement with Polar Semiconductor, Inc., or PolarFab, Jazz has also agreed to pay PolarFab certain royalty payments based on a decreasing percentage of revenues from sales of devices manufactured by Jazz for PolarFab’s former customers.

Jazz also has other commitments consisting of software leases and facility and equipment licensing arrangements.

Future minimum payments under non-cancelable operating leases and other commitments as of December 29, 2006 are as follows:

	Payment Obligations by Year
	2007	2008	2009	2010	Thereafter	Total
	(in thousands)
Operating leases	$2,644	$2,520	$2,375	$2,300	$14,259	$24,098
Other commitments	1,993	1,674	1,443	1,123	590	6,823
Total	$4,637	$4,194	$3,818	$3,423	$14,849	$30,921

Jazz believes, based on its current plans, current levels of operations and anticipated growth, that its cash from operations, together with cash and short-term investments currently available, will be sufficient to fund its operations for at least 12 months from the date of this current report on Form 8-K. Poor financial results, unanticipated expenses, unanticipated acquisitions of technologies or businesses or unanticipated strategic investments could give rise to additional financing requirements sooner than Jazz expects. There can be no assurances that equity or debt financing will be available when needed or, if available, that the financing will be on terms satisfactory to Jazz and not dilutive to its then current stockholders.

Quantitative and Qualitative Disclosure Regarding Market Risk

As of December 29, 2006, Jazz had cash, cash equivalents, short-term investments and restricted cash of $32.8 million, which consisted of cash and highly liquid floating rate short-term investments with original maturities of three months or less at the date of purchase, which Jazz holds solely for non-trading purposes, and auction rate certificates with long-term maturities that are available for sale and short-term restricted cash. Interest rates for auction rate certificates are reset at regular intervals ranging from seven to 49 days. These investments may be subject to interest rate risk and may during the period between resets of the interest rate decrease in value if market interest rates increase and the auction rate certificate is not held to maturity. Declines in interest rates over time will also reduce Jazz’s interest income. Due to the nature of Jazz’s short-term investments and to the nature of the interest rate reset feature of the auction rate certificates, Jazz believes that it is not subject to any material market risk. In addition, any future borrowings under Jazz’s loan agreements with Wachovia, including the new loan agreement Jazz and Parent expect to enter into with Wachovia, will be at a variable rate of interest. As a result, an increase in market interest rates may require a greater portion of Jazz’s cash flow to pay interest.

Jazz is currently billed by the majority of its vendors in U.S. dollars and it currently bills the majority of its customers in U.S. dollars. However, its financial results could be affected by factors such as changes in foreign currency rates or weak economic conditions in foreign markets. A strengthening of the U.S. dollar could make Jazz’s products less competitive in foreign markets and therefore reduce its revenues. In the future, some portion of Jazz’s revenues and costs may be denominated in foreign currencies. To date, exchange rate fluctuations have had little impact on Jazz’s operating results. Jazz does not have any foreign currency or other derivative financial instruments.

Critical Accounting Policies

Estimates

Jazz’s discussion and analysis of its financial condition and results of operations are based on its consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. Jazz reviews its estimates on an on-going basis, including those related to sales allowances, the allowance for doubtful accounts, inventories and related reserves, long-lived assets, investments, pensions and other retirement obligations, income taxes, litigation and deferred stock compensation. Jazz bases its estimates on its historical experience, knowledge of current conditions and its understanding of what might occur in the future considering available information. Actual results may differ from these estimates, and material effects on Jazz’s operating results and financial position may result. Jazz believes the following critical accounting policies require significant judgments and estimates in the preparation of its consolidated financial statements.

Revenue Recognition

Jazz recognizes revenues in accordance with SEC Staff Accounting Bulletin, or SAB, No. 101, Revenue Recognition in Financial Statements, or SAB 101, as amended by SAB 101A, SAB 101B and SAB 104. SAB 101 requires four basic criteria to be met before revenues can be recognized:

•	persuasive evidence that an arrangement exists;

•	delivery has occurred or services have been rendered;

•	the fee is fixed and determinable; and

•	collectibility is reasonably assured.

Determination of the criteria set forth in the third and fourth bullet points above is based on Jazz’s management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenues recognized for any reporting period could be adversely affected.

Jazz generates revenues primarily from the manufacture and sale of semiconductor wafers. Jazz also derives a portion of its revenues from the resale of photomasks and engineering services.

Jazz recognizes revenues from product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable, and collection of the related receivable is reasonably assured, which is generally at the time of shipment. Accruals are established, with the related reduction to revenues, for allowances for discounts and product returns based on actual historical exposure at the time the related revenues are recognized. Revenues for engineering services are recognized ratably over the contract term or as services are performed. Revenues from contracts with multiple elements are recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements and when the amount is not contingent upon delivery of the undelivered elements. Advances received from customers towards future engineering services, product purchases and in some cases capacity reservation are deferred until products are shipped to the customer, services are rendered or the capacity reservation period ends.

Jazz provides for sales returns and allowances as a reduction of revenues at the time of shipment based on historical experience and specific identification of an event necessitating an allowance. Estimates for sales returns and allowances require a considerable amount of judgment on the part of management.

Accounts Receivable

Jazz performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by its review of their current credit information. Jazz monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon its historical experience, industry norms and specific customer collection issues that Jazz has identified. While Jazz’s credit losses have historically been within its expectations and the allowance established, it may not continue to experience the same credit loss rates as it has in the past. Jazz’s accounts receivable are concentrated in a relatively few number of customers. Therefore, a significant change in the liquidity or financial position of any one customer could make it more difficult for Jazz to collect its accounts receivable and requires Jazz to increase its allowance for doubtful accounts, which could have a material adverse impact on its consolidated financial position, results of operations and cash flows.

Inventories

Jazz initiates production of a majority of its wafers once it has received an order from a customer. Jazz generally does not carry a significant inventory of finished goods except in response to specific customer requests or if it determines to produce wafers in excess of orders because it forecasts future excess demand and capacity constraints. Jazz seeks to purchase and maintain raw materials at sufficient levels to meet lead times based on forecasted demand. If forecasted demand exceeds actual demand, Jazz may need to provide an allowance for excess or obsolete quantities on hand. Jazz also reviews its inventories for indications of obsolescence or impairment and provides reserves as deemed necessary. Jazz scraps inventory that has been written down after it is determined that it cannot be sold. If actual market conditions are less favorable than those projected by management, additional inventory reserves may be required. Jazz states its inventories at the lower of cost, using the first-in, first-out method, or market.

Long-lived Assets

Jazz reviews long-lived assets and identifiable intangibles for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Jazz reports long-lived assets to be disposed at the lower of carrying amount or fair value less the estimated cost of sale.

Accounting for Income Taxes

Jazz accounts for income taxes under the provisions of SFAS No. 109, which requires that Jazz recognizes in its consolidated financial statements:

•	deferred tax assets and liabilities for the future tax consequences of events that have been recognized in its consolidated financial statements or its tax returns; and

•	the amount of taxes payable or refundable for the current year.

The tax consequences of most events recognized in the current year’s financial statements are included in determining income taxes currently payable. However, because tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenues, expenses and gains and losses, differences arise between the amount of taxable income and pretax financial income for a year and between the tax bases of assets or liabilities and their reported amounts in Jazz’s financial statements. It is assumed that the reported amounts of assets and liabilities will be recovered and settled, respectively, in the future. Accordingly, a difference between the tax basis of an asset or a liability and its reported amount on the balance sheet will result in a taxable or a deductible amount in some future years when the related liabilities are settled or the reported amounts of the assets are recovered.

Significant judgment is required in determining the Company’s provision for income taxes. In the ordinary course of business, there are many transactions for which the ultimate tax outcome is uncertain. Despite the Company’s belief that the tax return positions are supportable, there are certain positions that may not be sustained upon review by tax authorities. While the Company believes that adequate accruals have been made for such positions, the final resolution of those matters may be materially different than the amounts provided for in the Company’s historical income tax provisions and accruals.

To determine the amount of taxes payable or refundable for the current year, Jazz is required to estimate its income taxes. Jazz’s effective tax rate may be subject to fluctuations during the fiscal year as new information is obtained, which may affect the assumptions it uses to estimate its annual effective tax rate, including factors such as valuation allowances against deferred tax assets, reserves for tax contingencies, utilization of tax credits and changes in or interpretation of tax laws in jurisdictions where it conducts operations.

At December 29, 2006, Jazz had federal tax net operating loss carryforwards of approximately $93.5 million and state tax net operating loss carryforwards of approximately $79.4 million. The federal tax loss carryforwards will begin to expire in 2022, unless previously utilized. The state tax loss carry forwards will begin to expire in 2008, unless previously utilized. At December 29, 2006, Jazz had combined federal and state alternative minimum tax credit of $0.1 million. The alternative minimum tax credits do not expire.

Utilization of net operating losses, credit carryforwards, and certain deductions may be subject to annual limitations due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The tax benefits related to future utilization of federal and state net operating losses, tax credit carryforwards, and other deferred tax assets will be limited or lost if cumulative changes in ownership exceed 50% within any three-year period. Such a limitation may occur upon the completion of Parents' acquisition of Jazz. Additional limitations on the use of these tax attributes could occur in the event of possible disputes arising in examinations from various tax authorities.

Pension Plans

Jazz maintains a defined benefit pension plan for its employees covered by a collective bargaining agreement. For financial reporting purposes, the calculation of net periodic pension costs is based upon a number of actuarial assumptions, including a discount rate for plan obligations, an assumed rate of return on pension plan assets and an assumed rate of compensation increase for employees covered by the plan. All of these assumptions are based upon Jazz’s management’s judgment, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact future expense recognition and cash funding requirements of its pension plans.

Investments in Warrants

Jazz accounted for its warrants to purchase Conexant common stock, Skyworks common stock and Mindspeed common stock, as well as the stock appreciation rights it granted to its employees as derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and EITF Issue 02-08, Accounting for Options Granted to Employees in Unrestricted Publicly-Traded Shares of an Unrelated Entity.

Accordingly, Jazz reflected the fair value of each instrument (effectively equivalent amounts) as an asset and a liability, respectively, in its initial purchase price allocation in connection with its separation from Conexant and on its subsequent consolidated balance sheets. In addition, as part of the purchase price allocation, Jazz recorded deferred compensation for the fair value of the stock appreciation rights it granted to employees. Initially, the deferred compensation offset the stock appreciation right liability, resulting in a net amount of zero for the stock appreciation right liability on the consolidated balance sheet as of the date of inception. The initial fair value of the warrants and the initial fair value of the stock appreciation rights were each determined to be $14.2 million using the Black-Scholes pricing model. Jazz reflected subsequent adjustments as of each interim and annual reporting date in the fair value of the warrants as a gain or loss on investments on its consolidated statement of operations. Jazz reflected subsequent adjustments to the stock appreciation right liability and deferred compensation due to fluctuations in the fair value of the instruments and due to the amortization of the deferred compensation in stock compensation expense on its consolidated statement of operations. Jazz amortized deferred compensation on a straight-line basis over the vesting period of the stock appreciation rights.

The fair value and income (expense) related to investments in warrants and stock appreciation rights (net of deferred compensation) for the years ended December 31, 2004, December 30, 2005 and December 29, 2006 is as follows (in millions):

	Warrants	Net Stock Appreciation Rights (SARs)
Fair value as of December 31, 2004	1.4	(1.4)
Proceeds from sale of warrants	—	—
Compensation paid upon exercise of SARs	—	—
Current period income (expense)	(0.6)	0.7
Fair value as of December 30, 2005	0.8	(0.7)
Proceeds from sale of warrants	—	—
Compensation paid upon exercise of SARS	—	—
Current period income (expense)	(0.7)	0.7
Fair value as of December 29, 2006	$0.1	$(0.0)

The deferred compensation was fully amortized as of March 26, 2004.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132R), or SFAS No. 158, which will require employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other post retirement plans in their financial statements. Under past accounting standards, the funded status of an employer’s post retirement benefit plan (i.e., the difference between the plan assets and obligations) was not always completely reported in the balance sheet. Past standards only required an employer to disclose the complete funded status of its plans in the notes to the financial statements. SFAS No. 158 applies to plan sponsors that are public and private companies and non-governmental not-for-profit organizations. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006, for entities with publicly traded equity securities, and at the end of the fiscal year ending after June 15, 2007, for all other entities. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. Jazz adopted SFAS No. 158 on December 29, 2006, except for the provision to use the fiscal year end measurement date which will be adopted in fiscal 2008. There was no effect on the 2006 financial statements upon adoption of SFAS No. 158 for Jazz’s pension plan; however, the effect pertaining to Jazz’s post-retirement medical plan was to increase the recorded benefit obligation and accumulated other comprehensive loss by $2.9 million. Jazz does not expect that the adoption of the fiscal year end measurement date provision of SFAS No. 158 in fiscal 2008 will have a significant impact on the consolidated results of operations or financial position of Jazz.

In July 2006, the FASB has published FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN No. 48, to address the noncomparability in reporting tax assets and liabilities resulting from a lack of specific guidance in SFAS No. 109 on the uncertainty in income taxes recognized in an enterprise’s financial statements. FIN No. 48 will apply to fiscal years beginning after December 15, 2006, with earlier adoption permitted. Jazz is currently evaluating the impact of adopting Fin No. 48 on its financial condition, results of operations and cash flows.

Jazz Semiconductor, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Jazz Semiconductor, Inc.

We have audited the accompanying consolidated balance sheets of Jazz Semiconductor, Inc. as of December 30, 2005 and December 29, 2006, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 29, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jazz Semiconductor, Inc. at December 30, 2005 and December 29, 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 29, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, effective December 31, 2005 and December 29, 2006, the Company adopted Statement of Financial Accounting Standards Nos. 123 (revised 2004), “Share-based Payment” and 158, “Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans (an Amendment of FASB Statements No. 87, 88, 106, and 132R),” respectively.

                                                    /s/ Ernst & Young LLP

Orange County, California
February 20, 2007

JAZZ SEMICONDUCTOR, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except For Par Values)

	December 30, 2005	December 29, 2006
Assets
Current assets:
Cash and cash equivalents	$4,372	$6,299
Short-term investments	23,850	25,986
Restricted cash	720	473
Receivables from related parties, net of allowance for doubtful accounts of zero and $70 at December 30, 2005 and December 29, 2006, respectively	11,033	8,341
Receivables, net of allowance for doubtful accounts of $697 and $929 at December 30, 2005 and December 29, 2006, respectively	23,687	29,492
Inventories	17,806	23,102
Other current assets	2,518	2,740
Total current assets	83,986	96,433
Property, plant and equipment, net	65,249	71,507
Investments	10,840	10,000
Restricted cash	2,881	2,681
Other assets	5,801	7,006
Total assets	$168,757	$187,627
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,516	$20,728
Accrued compensation, benefits and other	4,437	4,627
Deferred revenues	1,421	10,609
Other current liabilities	14,026	17,429
Total current liabilities	35,400	53,393
Deferred revenues—wafer credits	11,533	11,199
Stock appreciation rights, net	745	—
Pension and retirement medical plan obligations	11,394	17,458
Other long term liabilities	1,500	779
Total liabilities	60,572	82,829
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value
Authorized shares—200,000
Issued and outstanding shares—112,982 at December 30, 2005, and December 29, 2006	113	113
Liquidation preference—$156,309 and $171,941 at December 30, 2005 and December 29, 2006, respectively
Common stock, $.001 par value
Authorized shares—255,000
Issued and outstanding shares—4,805 and 12,339 at December 30, 2005 and December 29, 2006, respectively	5	12
Additional paid in capital	145,857	162,347
Deferred stock compensation	(839)	(308)
Accumulated other comprehensive loss	(632)	(5,846)
Accumulated deficit	(36,319)	(51,520)
Total stockholders’ equity	108,185	104,798
Total liabilities and stockholders’ equity	$168,757	$187,627

See accompanying notes.

JAZZ SEMICONDUCTOR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands)

	Year Ended
	December 31, 2004	December 30, 2005	December 29, 2006

Revenues from related parties	$66,834	$60,821	$40,364
Revenues from non-related parties	152,701	138,209	172,162
Net revenues	219,535	199,030	212,526
Cost of revenues (1)	175,346	174,294	187,955
Gross profit	44,189	24,736	24,571
Operating expenses:
Research and development (1)	18,691	19,707	20,087
Selling, general and administrative (1)	21,573	14,956	18,342
Amortization of intangible assets	869	836	996
Impairment of intangible assets	—	1,642	551
Total operating expenses	41,133	37,141	39,976
Operating income (loss)	3,056	(12,405)	(15,405)
Interest income, net	786	1,315	1,196
Loss on investments	(5,784)	(583)	(840)
Other income (expense)	18	206	(94)
Loss before income taxes	(1,924)	(11,467)	(15,143)
Income tax provision	2,348	46	58
Net loss	(4,272)	(11,513)	(15,201)
Preferred stock dividends	(13,074)	(14,210)	(15,631)
Net loss attributable to common stockholders	$(17,346)	$(25,723)	$(30,832)

(1)	Includes stock-based compensation expense (income) as follows:

	Year Ended
	December 31, 2004	December 30, 2005	December 29, 2006

Cost of revenues	$(522)	$164	$(92)
Research and development	(1,836)	(169)	(30)
Selling, general and administrative	(1,469)	(54)	(102)

The amounts of stock-based compensation expense included in the year ended December 29, 2006 reflect the adoption of SFAS No. 123R, Share Based Payment (“SFAS No. 123R”). In accordance with the prospective transition method, the Company’s consolidated statements of operations for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123R.

See accompanying notes.

JAZZ SEMICONDUCTOR, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In Thousands)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional paid in capital	Deferred stock compensation	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity
Balance at December 26, 2003	113,072	$113	4,200	$4	$145,463	$(2,348)	$—	$(20,534)	$122,698
Exercise of employee stock options and stock awards	—	—	367	1	566	—	—	—	567
Repurchase of common stock	—	—	(98)	—	(159)	—	—	—	(159)
Conversion of preferred stock to common stock	(90)	—	90	—	—	—	—	—	—
Common stock issued to a consultant	—	—	210	—	735	—	—	—	735
Common stock subject to repurchase	—	—	—	—	(810)	—	—	—	(810)
Deferred stock compensation	—	—	—	—	181	(181)	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	729	—	—	729
Net loss and comprehensive loss	—	—	—	—	—	—	—	(4,272)	(4,272)
Balance at December 31, 2004	112,982	113	4,769	5	145,976	(1,800)	—	(24,806)	119,488
Exercise of employee stock options and stock awards	—	—	121	—	94	—	—	—	94
Repurchase of common stock	—	—	(85)	—	(55)	—	—	—	(55)
Common stock subject to Repurchase	—	—	—	—	317	—	—	—	317
Deferred stock compensation reversal for cancellations	—	—	—	—	(475)	475	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	486	—	—	486
Comprehensive income (loss):
Minimum pension liability	—	—	—	—	—	—	(669)	—	(669)
Foreign currency translation adjustment	—	—	—	—	—	—	37	—	37
Net loss	—	—	—	—	—	—	—	(11,513)	(11,513)
Total comprehensive loss	—	—	—	—	—	—	—	—	(12,145)
Balance at December 30, 2005	112,982	113	4,805	5	145,857	(839)	(632)	(36,319)	108,185
Exercise of employee stock options and awards	—	—	17	—	3	—	—	—	3
Repurchase of common stock	—	—	(67)	—	(77)	—	—	—	(77)
Common stock subject to repurchase	—	—	—	—	282	—	—	—	282
Deferred stock compensation reversal for cancellations	—	—	—	—	(131)	131	—	—	—
Common stock issued to Conexant	—	—	7,584	7	16,292	—	—	—	16,299
Stock compensation expense	—	—	—	—	121	400	—	—	521
Comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	—	—	—	7	—	7
Minimum pension liability							(2,309)		(2,309)
Net loss	—	—	—	—	—	—	—	(15,201)	(15,201)
Total comprehensive loss	—	—	—	—	—	—	—	—	(17,503)
	112,982	113	12,339	12	162,347	(308)	(2,934)	(51,520)	107,710
Adoption of SFAS No. 158 Post Retiree Medical Plan	——	——	—	——	—	—	(2,912)	—	(2,912)
Balance at December 29, 2006	112,982	$113	12,339	$12	$162,347	$(308)	$(5,846)	$(51,520)	$104,798

See accompanying notes.

JAZZ SEMICONDUCTOR, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended
	December 31, 2004	December 30, 2005	December 29, 2006

Operating activities:
Net loss	$(4,272)	$(11,513)	$(15,201)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on investments	5,784	583	840
Depreciation and amortization	17,180	20,904	23,024
Adjustment of intangible assets contributed at inception	2,205	—	—
Impairment of intangible assets	—	1,642	551
Stock appreciation rights compensation income	(4,689)	(652)	(745)
Stock compensation expense—employees	676	486	521
Stock compensation expense—non employees	53	39	—
Stock compensation expense—repurchase of common stock	133	68	—
Common stock issued to a consultant	735	—	—
Accretion of discount on short-term investments available for sale	—	(4)	(86)
(Gain) loss on disposal of equipment	(31)	(180)	144
Provision for doubtful accounts	772	(465)	301
Changes in operating assets and liabilities:
Receivables	(144)	(9,911)	(3,415)
Inventories	(4,845)	3,504	(5,296)
Other current assets	10	964	(221)
Restricted cash	(1,031)	(1,373)	447
Other long-term assets	—	(341)	(218)
Accounts payable	2,508	434	2,120
Accrued compensation, benefits and other	616	(493)	191
Deferred revenues	1,486	(3,678)	8,854
Other current liabilities	10,174	(2,521)	1,592
Stock appreciation rights	(3,250)	—	—
Pension and retirement medical plan obligations	742	1,032	843
Other long-term liabilities	1,500	—	(722)
Net cash provided by (used in) operating activities	26,312	(1,475)	13,524
Investing activities:
Capital expenditures	(27,282)	(23,505)	(24,142)
Proceeds from sale of equipment	100	207	86
Purchases of short-term investments	(88,272)	(64,075)	(56,235)
Sales of short-term investments	37,650	90,851	56,225
Purchases of commercial paper, net	—	—	(2,039)
Investments	(8,500)	—	—
Purchase of other assets	(3,247)	(4,642)	(559)
Proceeds from sale of shares received upon exercise of warrants	3,250	—	—
Net cash used in investing activities	(86,301)	(1,164)	(26,664)
Financing activities:
Exercise of employee stock options	567	55	3
Repurchases of common stock	(292)	(123)	(77)
Change in cash overdraft	—	1,165	(1,165)
Issuance of common stock to Conexant	—	—	16,299
Net cash provided by financing activities	275	1,097	15,060
Effect of foreign exchange rate change	—	37	7
Net increase (decrease) in cash and cash equivalents	(59,714)	(1,505)	1,927
Cash and cash equivalents at beginning of year	65,591	5,877	4,372
Cash and cash equivalents at end of year	$5,877	$4,372	$6,299

See accompanying notes.

JAZZ SEMICONDUCTOR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Formation

Jazz Semiconductor, Inc. (the “Company”) is an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices. The Company’s customers’ analog and mixed-signal semiconductor devices are designed for use in products such as cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems. The Company’s specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide (“SiGe”) semiconductor processes, for the manufacture of analog and mixed-signal semiconductors.

In March 2002, the Company (incorporated in Delaware in February 2002) became an independent, privately held company upon the contribution by Conexant Systems, Inc. (“Conexant”) of $67.3 million of net assets in exchange for $19.3 million in cash and 4,500,000 shares of class B common stock and the contribution by affiliates of The Carlyle Group (“Carlyle”) of approximately $52 million in cash in exchange for 5,500,000 shares of class A common stock. The aggregate value of the transaction, determined based upon the cash consideration paid by affiliates of Carlyle, was $94.5 million. Included in the aggregate value are direct costs incurred related to the transaction of approximately $5.5 million. On July 31, 2002, 5,500,000 shares of class A common stock and 4,500,000 shares of class B common stock, representing all of the then outstanding shares of common stock of the Company, were recapitalized into 55,000,000 and 45,000,000 shares of Series A preferred stock and Series B preferred stock, respectively.

On September 26, 2006, the Company entered into a Merger Agreement, with Jazz Technologies, Inc. (formerly known as Acquicor Technology Inc.) (“Parent”), Joy Acquisition Corp. (“Joy”), and TC Group, L.L.C. as stockholders' representative, pursuant to which Joy will merge with and into the Company, with the Company as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). Under the terms of the Merger Agreement, upon the closing of the merger, Parent will pay cash in an amount equal to $260 million in exchange for all of the outstanding equity of the Company (including all outstanding stock options), reduced by: (i) a payment in the amount of $16.3 million to be made by the Company to Conexant to redeem 7,583,501 shares of the Company's Class B Common Stock held by Conexant and as consideration for an amendment to the Wafer Supply Termination Agreement, dated as of June 26, 2006, by and between the Company and Conexant eliminating the Company's obligation to issue additional shares of its Class B Common Stock to Conexant; (ii) the amount of retention bonus payments to be made to certain employees of the Company in an aggregate amount not to exceed $1.8 million; and (iii) transaction expenses incurred by the Company in connection with the merger. The purchase price is also subject to a possible decrease of up to $4.5 million and a possible increase of up to $4.5 million plus $50,000 per day for each day after March 31, 2007 until the closing of the merger, based on the working capital position of the Company as of the closing of the merger. In addition, following the closing of the Merger, Parent may become obligated to pay additional amounts to former stockholders of the Company if the Company realizes proceeds in excess of $10 million from its investment in HHNEC from certain specified events occurring during the first three years following the closing of the Merger. In such case, Parent will pay an amount equal to 50% of the amount (if any) by which such proceeds exceed $10 million to the Company's former stockholders. Parent will not assume any of the Company's stock options and any stock options of the Company will be canceled at the closing of the Merger.

2. Summary of Significant Accounting Policies

Reclassifications

Certain amounts in the 2004 and 2005 consolidated financial statements have been reclassified to conform with the 2006 presentation.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Fiscal Year

The Company maintains a 52- or 53-week fiscal year. Each of the Company’s first three quarters of a fiscal year end on the last Friday in each of March, June and September and the fourth quarter of a fiscal year ends on the Friday prior to December 31. As a result, each fiscal quarter consists of 13 weeks during a 52-week fiscal year. During a 53-week fiscal year, the first three quarters consist of 13 weeks and the fourth quarter consists of 14 weeks. Fiscal years 2004, 2005 and 2006 consist of 53, 52 and 52 weeks, respectively.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Among the significant estimates affecting the financial statements are those relating to sales allowances, the allowance for doubtful accounts, inventories and related reserves, long-lived assets, investments, income taxes, litigation, deferred stock compensation, retirement medical plan and pension plan. On an ongoing basis, management reviews its estimates based upon currently available information. Actual results could differ materially from those estimates.

Revenue Recognition

The Company derives its revenues primarily from the manufacture and sale of semiconductor wafers. The Company also derives a portion of its revenues from the resale of photomasks and other engineering services.

The Company recognizes revenues in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements (“SAB 101”), as amended by SAB 101A, SAB 101B and SAB 104. SAB 101 requires four basic criteria to be met before revenues can be recognized:

•	persuasive evidence that an arrangement exists;
•	delivery has occurred or services have been rendered;
•	the fee is fixed and determinable; and
•	collectibility is reasonably assured.

Determination of the criteria set forth in the third and fourth bullet points above is based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenues recognized for any reporting period could be adversely affected.

The Company recognizes revenues from product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable, and collection of the related receivable is reasonably assured, which is generally at the time of shipment. Revenues for engineering services are recognized ratably over the contract term or as services are performed. Revenues from contracts with multiple elements are recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements and when the amount is not contingent upon delivery of the undelivered elements. Advances received from customers towards future engineering services, product purchases and in some cases capacity reservation are deferred until products are shipped to the customer, services are rendered or the capacity reservation period ends.

The Company provides for sales returns and allowances as a reduction of revenues at the time of shipment based on historical experience and specific identification of an event necessitating an allowance. Estimates for sales returns and allowances require a considerable amount of judgment on the part of management.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair values. The Company maintains cash and cash equivalents balances at certain financial institutions in excess of amounts insured by federal agencies. Management does not believe that as a result of this concentration, it is subject to any unusual financial risk beyond the normal risk associated with commercial banking relationships.

Short-term Investments

Short-term investments include auction rate securities issued by U.S. governmental agencies and municipal governments, auction rate preferred securities issued by corporations, and commercial paper which are not considered cash equivalents. All securities are classified as available for sale and are reported at fair market value, which approximates cost, on the consolidated balance sheet.

Restricted Cash

Under the terms of its workers’ compensation insurance policies, the Company provides letters of credit issued by a financial institution as security to the insurance carriers, totaling $2.9 million and $2.7 million as of December 30, 2005 and December 29, 2006, respectively.

The issuing financial institution requires the Letters of Credit (“LOC”) to be secured. The Company secured the LOC with commercial paper and/or money market funds. Because the security behind the LOC was not cash, the financial institution issuing the LOC requires the Company to provide security in excess of the face value of the LOC.

The portion of the commercial paper and/or money market funds up to the face value of the LOC have been classified as non-current restricted cash because that amount cannot be withdrawn and used by the Company for an indefinite period that is not less than one year. The amounts classified as non-current restricted cash were $2.9 million and $2.7 million as of December 30, 2005 and December 29, 2006, respectively, in the accompanying consolidated balance sheets.

The portion of the commercial paper and/or money market funds in excess of the face value of the LOC has been classified as current restricted cash because that amount could be withdrawn and used by the Company during a period less than one year if the Company uses cash as security for the LOC. The amounts classified as current restricted cash were $0.7 million and $0.5 million as of December 30, 2005 and December 29, 2006, respectively.

Inventories

Inventories include the costs for freight-in, materials, labor and manufacturing overhead and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Property, Plant and Equipment

Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to 15 years. Leasehold improvements are amortized over the life of the asset or term of the lease, whichever is shorter. Significant renewals and betterments are capitalized and any assets being replaced are written off. Maintenance and repairs are charged to expense as incurred. Upon the sale or retirement of assets, the cost and related accumulated depreciation or amortization are removed from the consolidated balance sheet and the resulting gain or loss is reflected in the consolidated statement of operations.

Investments

Investments consist of the following (in thousands):

	December 30, 2005	December 29, 2006

HHNEC	$10,000	$10,000
Warrants	840	—
	$10,840	$10,000

HHNEC

In August 2003, the Company entered into a strategic relationship with HHNEC. Under the arrangement, the Company has secured additional manufacturing capacity for its products. HHNEC did not manufacture a significant amount of wafers for the Company during 2006. As part of its strategic relationship, the Company has contributed certain licensed process technologies and invested $10.0 million in HHNEC, of which $1.5 million was paid in the fourth quarter of 2003 and $8.5 million was paid in the third quarter of 2004. As of December 29, 2006, the investment represents a minority interest of approximately 10% in HHNEC. This investment is carried at its original cost basis and is accounted for using the cost method of accounting for investments, as the Company does not have the ability to exercise significant influence.

Warrants and Stock Appreciation Rights

In connection with the formation of the Company, Conexant issued a warrant to the Company to purchase up to 2,900,000 shares of Conexant common stock. The warrant is subject to adjustment for subsequent distributions to Conexant stockholders by Conexant.

In June 2002 and July 2003, Conexant completed distributions to its stockholders, resulting in the creation of Skyworks Solutions, Inc. (“Skyworks”) and Mindspeed Technologies, Inc. (“Mindspeed”), respectively. In connection with those distributions, the Company also received warrants to acquire shares of Mindspeed common stock and shares of Skyworks common stock and the exercise price of the Conexant warrant was adjusted accordingly. The Mindspeed warrant was exercised by December 31, 2004. The Skyworks warrant expired on January 20, 2005. The Company holds a warrant with an exercise price as follows at December 29, 2006:

Company	Number of Shares	Exercise Price per Share
	(in thousands)
Conexant	2,310	$3.76

The Conexant warrant expired on January 20, 2007.

In connection with the issuance of the warrants, the Company established a stock appreciation rights (“SARs”) plan that provided for the issuance of 2,979,456 SARs for the benefit of certain employees that transferred employment from Conexant to become employees of the Company. The outstanding SARs were adjusted for the subsequent distributions to Conexant’s stockholders as described above consistent with the effect on the Conexant warrant. As adjusted, the SARs entitled the employee to receive a cash settlement for the excess, if any, of the fair market value of the Conexant, Skyworks and Mindspeed common stock over the reference price of the SARs. Following this adjustment, the reference price of the SARs was equal to the exercise price of the related warrants with Conexant, Skyworks and Mindspeed. Upon a holder’s exercise of a SAR, the Company exercises a corresponding portion of the applicable warrant, sells the underlying securities received upon exercise and remits the proceeds of the sale to the holder of the SAR such that the transactions are cash neutral to the Company. The SARs became fully vested on March 12, 2004. As of December 31, 2004, all Skyworks and Mindspeed SARs were exercised or had expired. The Conexant SARs expired on December 31, 2006.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, and Emerging Issues Task Force (“EITF”) Issue No. 02-08, Accounting for Options Granted to Employees in Unrestricted, Publicly-Traded Shares of an Unrelated Entity, both the warrants and SARs have been accounted for as derivatives and, therefore, the fair value of each instrument (effectively equivalent amounts) has been reflected as an asset and a liability, respectively, in the Company’s initial purchase price allocation. In addition, as part of the purchase price allocation, deferred compensation was recorded for the fair value of the SARs granted to the employees. The deferred compensation was offset against the SARs liability resulting in a net amount of zero for the SARs liability in the consolidated balance sheet as of the Company’s date of inception. The fair value of the instruments has been determined using the Black-Scholes pricing model using the following assumptions:

	December 30, 2005	December 29, 2006

Remaining life (in years)	1.0	0.0
Risk free interest rate	4.4%	4.75%
Dividend yield	0.0%	0.0%
Volatility of Conexant stock	76.0%	73.7%

The increase in the risk-free interest rate from December 30, 2005 to December 29, 2006 is directly related to the increase in general interest rates. Subsequent adjustments as of each interim and annual reporting date in the fair value of the warrants is reflected as a gain or loss on investments in the consolidated statements of operations. Subsequent adjustments to the SARs liability and deferred compensation due to fluctuations in the fair value of the instruments and due to the amortization of the deferred compensation is reflected as stock compensation expense in the consolidated statements of operations. The deferred compensation has been amortized on a straight-line basis over the vesting period of the SARs.

At December 30, 2005 and December 29, 2006, the fair value of the warrants was approximately $0.8 million and $0.1 million, respectively. At December 31, 2004, December 30, 2005 and December 29, 2006, the fair value of the SARs was approximately $1.4 million, $0.7 million and zero, respectively, and the remaining deferred compensation was zero for all three periods. For the year ended December 31, 2004, the Company recorded a $5.8 million loss on investments for the decrease in the value of the warrants and net compensation income of $4.7 million which resulted from the decrease in the value of the SARs of $5.8 million offset by net amortization of deferred compensation of $1.1 million. For the year ended December 30, 2005, the Company recorded a $0.6 million loss on investments for the decrease in the value of the warrants and net compensation income of $0.7 million for the decrease in the value of the SARs. For the year ended December 29, 2006 the Company recorded a $0.8 million loss on investments for the increase in the value of the warrants and net compensation income of $0.7 million for the increase in the value of the SARs.

The following table summarizes SARs and warrant activity for the years ended December 31, 2004, December 30, 2005 and December 29, 2006 (in thousands):

	Conexant		Skyworks		Mindspeed
	Warrants	SARs	Warrants	SARs	Warrants	SARs
Outstanding at December 26, 2003	2,679	2,713	1,018	1,027	843	853
Granted/received	—	—	—	—	—	—
Cancellations	—	(44)	—	(1,027)	—	(10)
Exercised	(369)	(369)	—	—	(843)	(843)
Outstanding at December 31, 2004	2,310	2,300	1,018	—	—	—
Granted/received	—	—	—	—	—	—
Cancellations	—	(142)	(1,018)	—	—	—
Exercised	—	—	—	—	—	—
Outstanding at December 30, 2005	2,310	2,158	—	—	—	—
Granted/received	—	—	—	—	—	—
Cancellations	—	(121)	—	—	—	—
Exercised	—	—	—	—	—	—
Outstanding at December 29, 2006	2,310	2,037	—	—	—	—

For the year ended December 31, 2004, approximately 369,000 and 843,000 SARs were exercised for Conexant common stock and Mindspeed common stock, respectively, resulting in payments to employees of approximately $3.3 million. Concurrently, the Company exercised an equivalent number of warrants in Conexant and Mindspeed common stock. The shares were sold for net proceeds of approximately $3.3 million. No SARs or warrants for Skyworks common stock were exercised.

As of December 31, 2004, all SARs related to the Skyworks common stock expired and were cancelled and approximately 44,000 and 10,000 SARs related to Conexant and Mindspeed common stock, respectively, were cancelled. During the years ended December 30, 2005 and December 29, 2006 no SARs or warrants were exercised. As of December 30, 2005, the warrants related to Skyworks common stock expired and were cancelled. During the year ended December 29, 2006, approximately 121,000 SARs related to Conexant common stock expired and were cancelled.

Intangible Assets

Intangible assets, which are included in other assets in the accompanying consolidated balance sheets, resulted from the contribution of assets from Conexant at the inception of the Company and primarily consist of intellectual property. Intangible assets contributed by Conexant were recorded at inception in the purchase price allocation at their estimated fair values. During 2004, the intangible assets contributed at the inception of the Company were reduced by $2.2 million to zero value in accordance with the requirements of SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). The intangible assets as of December 29, 2006 consist of purchased licenses and are stated at cost of approximately $8.9 million, less accumulated amortization of approximately $2.5 million. Amortization is recognized on a straight-line basis over the estimated useful lives of the intangible assets which range from three to ten years.

Impairment of Intangible Assets

The Company accounts for long-lived assets, including purchased intangible assets, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment, such as reductions in demand, are present. Reviews are performed to determine whether the carrying value of an asset is impaired based on comparisons to undiscounted expected cash flows. If this comparison indicates that there is impairment, the impaired asset is written down to fair value, which is typically calculated using discounted expected cash flows. Impairment is based on the excess of the carrying amount over the fair value of those assets. The Company agreed to reimburse HHNEC for up to approximately $1.6 million incurred by it to license intellectual property associated with a potential customer engagement. These costs were originally determined to have future value and were capitalized in 2005. Subsequently, the customer did not place an order and this asset was determined not to have future value and was therefore fully expensed in 2005. During 2006, the Company recognized additional impairment charges related to licensed intangible assets of $551,000.

Shipping and Handling Costs

Shipping and handling costs of approximately $0.9 million, $0.9 million, and $1.3 million for the years ended December 31, 2004, December 30, 2005 and December 29, 2006, respectively, are included in the consolidated statements of operations and classified in cost of revenues.

Research and Development Costs

The Company charges all research and development costs to expense when incurred.

Advertising Expense

Advertising expenses were $0.4 million, $0.2 million and $0.2 million in the years ended December 31, 2004, December 30, 2005 and December 29, 2006, respectively.

Stock-Based Compensation

Stock Based Compensation For Options Issued to Employees Prior to December 31, 2005

At December 29, 2006, the Company has one stock-based employee compensation plan, which is described more fully in Note 8 (Stockholders’ Equity—Equity Incentive Plan). Through December 31, 2005, as permitted by SFAS No. 123, Accounting for Stock-based Compensation (“SFAS No. 123”), the Company accounted for employee stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and related interpretations. Under APB No. 25, deferred stock compensation for an option granted to an employee is equal to its intrinsic value, determined as the difference between the exercise price and the deemed fair value of the underlying stock on the date of grant, such that the Company did not recognize compensation expense when it issued stock options to employees unless the exercise price was below the fair value of the underlying common stock on the date of grant. Because there was no public market for the Company’s common stock, the amount of the compensatory charge was not based on an easily observable, objective measure, such as the trading price of the Company’s common stock. For purposes of financial accounting for employee stock-based compensation, the Company determined deemed values for the shares underlying the options. The Company recorded deferred stock-based compensation equal to the difference between these deemed values and the exercise prices. The deemed values were determined based on a number of factors including independent valuations, input from advisors, the Company’s historical and forecasted operating results and cash flows, comparisons to publicly-held companies and comparisons to the prices paid for publicly-held companies in merger and acquisition transactions. The determination of stock-based compensation is inherently highly uncertain and subjective and involves the application of discounts deemed appropriate to reflect the lack of marketability of the Company’s securities and the inability of a holder of employee stock options to control the Company. If the Company had made different assumptions, its deferred stock-based compensation amount, its stock-based compensation expense and its net loss could have been significantly different.

Stock Based Compensation for Equity Instruments Issued to Non-Employees

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 as amended by SFAS No. 148, Accounting For Stock-Based Compensation - Transition and Disclosure, and EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”) and related interpretations which require that such equity instruments are recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest. During the years ended December 31, 2004, December 30, 2005 and December 29, 2006, the issuance of equity securities to non-employees resulted in compensation expense of $53,000, $39,000 and zero, respectively.

The deferred stock-based compensation is being amortized using the straight-line vesting method, in accordance with APB No. 25, SFAS No. 123 and EITF 96-18, over the vesting period of each stock option, generally over four years. As of December 29, 2006, the Company had an aggregate of approximately $0.3 million of deferred stock-based compensation remaining to be amortized.

Pro forma information regarding net loss is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for stock-based awards to its employees under the fair value method pursuant to SFAS No. 123, rather than the intrinsic value method pursuant to APB No. 25. The fair value of these options was estimated at the date of grant based on the minimum-value method, which does not consider stock price volatility. The minimum value option valuation model requires the input of highly subjective assumptions.

The following assumptions were used in valuing the stock option grants under SFAS No. 123:

	Year Ended
	December 31, 2004	December 30, 2005

Risk-free interest rate	3.0%	4.1%
Dividend yield	0.0%	0.0%
Expected life (in years)	4.0	4.0

The following table illustrates the effect on net loss, if the Company had applied the fair value recognition provisions of SFAS No. 123 to employee stock options (in thousands, except per share data):

	Year Ended
	December 31, 2004	December 30, 2005

Net loss, as reported	$(4,272)	$(11,513)
Add: Stock-based employee compensation expense included in reported net loss	729	486
Deduct: Total stock-based employee compensation determined under fair value based method for all awards	(834)	(755)
Pro forma net loss	(4,377)	(11,782)
Preferred stock dividends	(13,074)	(14,210)
Pro forma net loss attributable to common stockholders	$(17,451)	$(25,992)

Stock Based Compensation for Options Issued to Employees on or after December 31, 2005 - Adoption of SFAS No. 123R

Effective December 31, 2005, the Company adopted the fair value recognition provisions of SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”), using the prospective method. Under that method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of December 31, 2005 based on the grant-date intrinsic value calculated in accordance with the provisions of APB No. 25 and (b) compensation cost for all share-based payments granted on or after December 31, 2005 based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. Results for prior periods have not been restated.

SFAS No. 123R requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows.

Under SFAS No. 123R, the Company uses the Black-Scholes formula to estimate the fair value of its share-based payments. The application of this valuation model involves assumptions that are judgmental and sensitive in the determination of compensation expense. The Company believes that it has limited historical data regarding the volatility of its share price on which to base an estimate of expected volatility, consequently, it has estimated its volatility based on the volatility of similar individual companies. The Company considered factors such as stage of life cycle, competitors, size, and financial leverage in the selection of similar entities. The Company has estimated expected lives of its options issued for the year ended December 29, 2006, using an expected term based on the midpoint between the vesting date and the end of the contractual term. The risk-free interest rate was selected based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense recognized in the Company’s financial statements in 2006 and thereafter is based on awards that are ultimately expected to vest. The Company evaluates the assumptions used to value the awards on a quarterly basis. If factors change and different assumptions are used, stock-based compensation expense may differ significantly from what has been recorded in the past. If there are any modifications or cancellations of the underlying unvested securities, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that the Company grants additional equity awards to employees or assumes unvested equity awards in connection with acquisitions.

The weighted average for key assumptions used in determining the fair value of options granted during the year ended December 29, 2006 follows:

Expected life in years	6.25
Expected price volatility	30.6%
Risk-free interest rate	4.9%
Dividend yield	0.0%

During the year ended December 29, 2006, options were granted to certain employees at prices equal to or greater than the market value of the stock on the dates the options were granted. The options granted have a term of 10 years from the grant date and vest over a four year period. The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the option and the vesting date. Since the announcement on September 26, 2006 of the Merger Agreement with Parent, no new options have been granted.

The implementation of SFAS No. 123R resulted in approximately $121,000 of stock compensation expense during the year ended December 29, 2006.

Income Taxes

The Company utilizes the liability method of accounting for income taxes in accordance with SFAS No. 109. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The likelihood of a material change in the Company’s expected realization of these assets depends on the Company’s ability to generate sufficient future taxable income. The Company’s ability to generate enough taxable income to utilize its deferred tax assets depends on many factors, among which is the Company’s ability to deduct tax loss carryforwards against future taxable income, the effectiveness of the Company’s tax planning strategies and reversing deferred tax liabilities.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity or net assets of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Net loss and comprehensive loss were equivalent for the year ended December 31, 2004. The difference between net loss and comprehensive loss for the year ended December 30, 2005 was composed of the Company’s minimum pension liability and foreign currency translation adjustments. The difference between net loss and comprehensive loss for the year ended December 29, 2006 was composed of the Company’s minimum pension liability, retiree medical liability and foreign currency translation adjustments.

Concentrations

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, short-term investments and trade accounts receivable. The Company invests its cash balances through high-credit quality financial institutions. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history, age of the balance and the customer’s current credit worthiness, as determined by a review of the customer’s current credit information. The Company monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon historical experience and any specific customer collection issues that have been identified. A considerable amount of judgment is required in assessing the ultimate realization of these receivables. Customer receivables are generally unsecured.

Accounts receivable from significant customers representing 10% or more of the net accounts receivable balance as of December 30, 2005 and December 29, 2006 consists of the following customers:

	December 30, 2005	December 29, 2006

Skyworks	32.8%	22.0%
Conexant	29.1%	14.8%
Marvell	8.7%	11.5%

Net revenues from significant customers representing 10% or more of net revenues for the years ended December 31, 2004, December 30, 2005 and December 29, 2006 are provided by three customers as follows:

	Year Ended
	December 31, 2004	December 30, 2005	December 29, 2006

Skyworks	46.2%	34.5%	25.0%
Conexant	28.3%	26.0%	13.9%
Marvell	2.6%	9.5%	10.4%

As a result of the Company’s concentration of its customer base, loss or cancellation of business from, or significant changes in scheduled deliveries of product sold to these customers or a change in their financial position could materially and adversely affect the Company’s consolidated financial position, results of operations and cash flows.

The Company operates a single manufacturing facility located in Newport Beach, California. A major interruption in the manufacturing operations at this facility would have a material adverse affect on the consolidated financial position and results of operations of the Company.

The Company’s manufacturing processes use specialized materials, including semiconductor wafers, chemicals, gases and photomasks. These raw materials are generally available from several suppliers. However, from time to time, the Company prefers to select one vendor to provide it with a particular type of material in order to obtain preferred pricing. In those cases, the Company generally seeks to identify, and in some cases qualify, alternative sources of supply.

As of December 29, 2006, approximately 55.9% of the Company’s manufacturing related employees are covered by a collective bargaining agreement negotiated with one union. The Company’s current agreement expires in May 2008.

Recent Accounting Standards

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132R) (“SFAS No. 158”), which requires employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. Under past accounting standards, the funded status of an employer’s benefit plan (i.e., the difference between the plan assets and obligations) was not always completely reported in the balance sheet. Past standards only required an employer to disclose the complete funded status of its plans in the notes to the financial statements. SFAS No. 158 applies to plan sponsors that are public and private companies and non-governmental not-for-profit organizations. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006, for entities with publicly traded equity securities, and at the end of the fiscal year ending after June 15, 2007, for all other entities. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company adopted SFAS No. 158 on December 29, 2006, except for the provision to use the fiscal year-end measurement date which will be adopted in fiscal 2008. There was no effect on the 2006 financial statements upon adoption of SFAS No. 158 for the Company’s pension plan; however, the effect pertaining to the Company’s postretirement medical plan was to increase the recorded benefit obligation and accumulated other comprehensive loss by $2.9 million. The Company does not expect that the adoption of the fiscal year-end measurement date provision of SFAS No. 158 in fiscal 2008 will have a significant impact on the consolidated results of operations or financial position of the Company.

In July 2006, the FASB has published FASB Interpretation No. 48 (“FIN No. 48”), Accounting for Uncertainty in Income Taxes, to address the noncomparability in reporting tax assets and liabilities resulting from a lack of specific guidance in SFAS No. 109 on the uncertainty in income taxes recognized in an enterprise’s financial statements. FIN No. 48 will apply to fiscal years beginning after December 15, 2006, with earlier adoption permitted. The Company is currently evaluating the impact of adopting FIN No. 48 on its financial condition, results of operations and cash flows.

3. Supplemental Financial Statement Data

Inventories consist of the following (in thousands):

	December 30, 2005	December 29, 2006

Raw material	$—	$522
Work in process	14,601	16,444
Finished goods	3,205	6,136
	$17,806	$23,102
Property, plant and equipment, net consist of the following (in thousands):

	Useful Life	December 30, 2005	December 29, 2006
	(In years)
Building improvements	5-15	$25,429	$25,886
Machinery and equipment	3-8	77,485	93,732
Furniture and equipment	3-15	5,157	5,248
Computer software	3-7	6,133	5,415
Construction in progress		12,233	19,398
		126,437	149,679
Accumulated depreciation		(61,188)	(78,172)
		$65,249	$71,507

Construction in progress primarily consists of machinery being qualified for service in the Company’s Newport Beach, California foundry. Depreciation expense for the years ended December 31, 2004, December 30, 2005 and December 29, 2006 was $16.3 million, $20.1 million and $21.7 million, respectively.

Other Assets consist of the following (in thousands):

	December 30, 2005	December 29, 2006

Intangible assets, net	$5,459	$6,447
Other	342	559
Total other assets	$5,801	$7,006

Amortization expense of intangible assets is included in cost of revenues and in operating expenses.

Deferred Revenues consist of the following (in thousands):

	December 30, 2005	December 29, 2006

Current liabilities
Deferred revenue - future capacity commitments	$290	$8,290
Deferred revenue - prepayments, customer advances	1,131	2,319
Long-term liabilities
Deferred revenue - wafer credits	11,533	11,199
Total deferred revenues	$12,954	$21,808

Other current liabilities consist of the following (in thousands):

	December 30, 2005	December 29, 2006

Accrued license payable	$2,500	$2,842
Sales returns and allowances	4,282	5,429
Accrued property taxes	993	827
Other	6,251	8,331
	$14,026	$17,429
4. Short-term Investments

The Company has a cash management program that provides for the investment of excess cash balances primarily in U.S. governmental agency securities and auction rate securities.

The following is a summary of investment securities at fair market value (which approximates cost) (in thousands):

	December 30, 2005	December 29, 2006

Available-for-Sale Securities:
U.S. governmental agency securities	$450	$—
Corporate securities	10,200	11,736
Municipal securities	13,200	14,250
	$23,850	$25,986

The following is the fair market value (which approximates cost) of investment securities by maturity (in thousands):

	December 30, 2005	December 29, 2006

Available-for-Sale Securities:
Due in one year or less	$—	$2,136
Due after ten years	23,850	23,850
	$23,850	$25,986

5. Income Taxes

The Company’s effective tax rate differs from the statutory rate as follows (in thousands):

	Year Ended
	December 31, 2004	December 30, 2005	December 29, 2006

Tax benefit computed at the federal statutory rate	$(673)	$(4,013)	$(5,300)
State tax, net of federal benefit	34	21	13
Permanent items	37	47	54
HHNEC deemed gain recognition	—	362	225
Other	—	110	31
Valuation allowance, federal	2,950	3,519	5,035
Income tax provision	$2,348	$46	$58

The Company’s tax provision is as follows (in thousands):

	Year Ended
	December 31, 2004	December 30, 2005	December 29, 2006
Current tax expense:
Federal	$91	$14	$4
State	52	32	20
Foreign	—	—	34
Total current	143	46	58
Deferred tax expense:
Federal	—	—	—
State	—	—	—
Total deferred	—	—	—
Benefit applied to reduce intangible assets:
Federal	1,894	—	—
State	311	—	—
Total assets	2,205	—	—
Income tax provision	$2,348	$46	$58

Significant components of the Company’s deferred tax assets and liabilities from federal and state income taxes as of December 30, 2005 and December 29, 2006 are as follows (in thousands):

	December 30, 2005	December 29, 2006
Deferred tax assets:
Net operating loss carryforwards	$33,817	$37,109
Accruals and reserves	16,035	17,937
Stock compensation	397	550
Alternative minimum tax credit	127	127
Depreciation and amortization	23,549	24,002
Other comprehensive income	257	2,398
Other	75	107
Total deferred tax assets	74,257	82,230
Valuation allowance	(73,529)	(81,295)
	728	935
Deferred tax liabilities:
Warrants	39	—
Prepaid assets	425	375
HHNEC basis difference	264	264
Other	—	296
Total deferred tax liabilities	728	935
Net deferred taxes	$—	$—

A valuation allowance of $73.5 million and $81.3 million at December 30, 2005 and December 29, 2006, respectively, has been recorded to offset the related net deferred tax assets as the Company is unable to conclude that it is more likely than not that such deferred tax assets will be realized.

A substantial portion of the valuation allowance relates to deferred tax assets recorded in connection with the formation of the Company (“formation deferred tax assets”). SFAS No. 109 requires the benefit from the reduction of the valuation allowance related to the formation deferred tax assets to first be applied to reduce goodwill and then noncurrent intangible assets to zero before the Company can apply any remaining benefit to reduce income tax expense. During 2004, the Company realized tax benefits associated with the formation deferred tax assets. As a result, noncurrent intangible assets were reduced by $2.2 million. This adjustment reduced the value assigned to noncurrent intangible assets recorded in connection with the formation of the Company to zero. Accordingly, any further reductions in the valuation allowance associated with the realization of the formation deferred tax assets will reduce income tax expense.

Upon realization of the deferred tax assets, the tax benefits related to any reversal of the valuation allowance will be accounted for as follows: approximately $78.9 million will be recognized as a reduction of income tax expense and $2.4 million will be recognized as an increase in stockholders’ equity. The increase to stockholders’ equity primarily relates to tax benefits associated with the Company’s unfunded pension liability and postretirement medical liability that are reported as a component of other comprehensive income.

At December 29, 2006, the Company had federal tax net operating loss carryforwards of approximately $93.5 million and state tax net operating loss carryforwards of approximately $79.4 million. The federal tax loss will begin to expire in 2022, unless previously utilized. The state tax loss carryforwards will begin to expire in 2008, unless previously utilized. At December 29, 2006, the Company had combined federal and state alternative minimum tax credit of $0.1 million. The alternative minimum tax credits do not expire.

Utilization of net operating losses, credit carryforwards, and certain deductions may be subject to annual limitations due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The tax benefits related to future utilization of federal and state net operating losses, tax credit carryforwards, and other deferred tax assets will be limited or lost if cumulative changes in ownership exceed 50% within any three-year period. Such a limitation may occur upon the completion of the pending Merger. Additional limitations on the use of these tax attributes could occur in the event of possible disputes arising in examinations from various tax authorities.

Significant judgment is required in determining the Company’s provision for income taxes. In the ordinary course of business, there are many transactions for which the ultimate tax outcome is uncertain. Despite the Company’s belief that the tax return positions are supportable, there are certain positions that may not be sustained upon review by tax authorities. While the Company believes that adequate accruals have been made for such positions, the final resolution of those matters may be materially different than the amounts provided for in the Company’s historical income tax provisions and accruals.

6. Commitments and Contingencies

Leases

The Company leases its fabrication facilities and headquarters from Conexant under non-cancelable operating leases through March 2017. The leases generally contain renewal provisions for varying periods of time. The Company also leases office and warehouse facilities from third parties. Rent expense under the fabrication and headquarters facilities leases consists of reimbursement by the Company to Conexant for the Company’s pro rata share of expenses incurred associated with ownership of the facilities. These expenses include property taxes, building insurance, depreciation and common area maintenance and are included in operating expenses in the accompanying consolidated statements of operations. The Company is not permitted to sublease space that is subject to the leases with Conexant without Conexant’s prior approval. In connection with Merger Agreement, the Company and Conexant executed amendments to the leases. Under the lease amendments, the Company’s headquarters may be relocated one time no earlier than 12 months from the completion of the Merger to another building within one mile of the Company’s current location at Conexant’s option and expense, subject to certain conditions.

Aggregate rental expense under operating leases, including amounts paid to Conexant (Note 10 Relationships with Related Parties and Others—Lease Agreement), was approximately, $3.2 million, $3.5 million and $2.9 million for the years ended December 31, 2004, December 30, 2005 and December 29, 2006, respectively.

At December 29, 2006, future minimum payments under operating leases are primarily due to Conexant and these costs have been estimated based on the actual costs incurred during 2006 and when applicable have been adjusted for increases in the consumer price index.

Future minimum payments under non-cancelable operating leases are as follows:

	Payment Obligations by Year
	2007	2008	2009	2010	2011	Thereafter	Total
	(In thousands)
Operating leases	$2,644	$2,520	$2,375	$2,300	$2,300	$11,959	$24,098

Supply Agreement

The Company has a fifteen-year, guaranteed supply agreement for certain gases used in the Company’s manufacturing process that expires July 12, 2014. The agreement specifies minimum purchase commitments and contains a termination fee that is adjusted downward on each of the agreement’s anniversary dates. The initial minimum purchase commitment of approximately $1.0 million annually is adjusted based on supplemental gas purchases, wage increases for the labor portion of the minimum purchase commitment and price increases for supplemental product. If the Company were to terminate the supply agreement during 2007, the termination fee would be approximately $4.4 million prior to July 12, 2007 and $4.0 million on or after July 12, 2007.

Purchases under this agreement were approximately, $1.4 million, $1.5 million, and $2.2 million for the years ended December 31, 2004, December 30, 2005 and December 29, 2006, respectively.

Environmental Matters

The Company’s operations are regulated under a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with environmental law is a major consideration for all semiconductor manufacturers because hazardous materials are used in the manufacturing process. In addition, because the Company is a generator of hazardous waste, the Company, along with any other person with whom it arranges for the disposal of such waste, may be subject to potential financial exposure for costs associated with an investigation and remediation of sites at which it has arranged for the disposal of hazardous waste, if such sites become contaminated. This is true even if the Company fully complies with applicable environmental laws. In addition, it is possible that in the future, new or more stringent requirements could be imposed. Management believes it has materially complied with all material environmental laws and regulations. There have been no material claims asserted nor is management aware of any material unasserted claims for environmental matters.

Litigation and Claims

The Company is not currently involved in any material litigation. From time to time, claims have been asserted against the Company, including claims alleging the use of intellectual property rights of others in certain of the Company’s manufacturing processes. The resolution of these matters may entail the negotiation of license agreements, as a settlement, or resolution of such claims through arbitration or litigation proceedings. The outcome of claims asserted against the Company cannot be predicted with certainty and it is possible that some claims or proceedings may be disposed of unfavorably to the Company. Many intellectual property disputes have a risk of injunctive relief and there can be no assurances that a license will be granted or granted on commercially reasonable terms. Injunctive relief or a license with materially adverse terms could have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company. Based on its evaluation of matters that are pending or asserted, management of the Company believes the disposition of such matters will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

Indemnification

From time to time, the Company enters into contracts with customers in which the Company provides certain indemnification to the customer in the event of claims of patent or other intellectual property infringement resulting from the customer’s use of the Company’s intellectual property. Such provisions are customary in the semiconductor industry and do not reflect an assessment by the Company of the likelihood of a claim. The Company has not recorded a liability for potential obligations under these indemnification provisions and would not record such a liability unless the Company believed that the likelihood of a material obligation was probable and estimatable.

Property Taxes

In 2005, the Company obtained a decision from the County of Orange Property Tax Appeals Board which resulted in a reduction in the assessed value of business property as well as reduced taxes recognized and expensed in previous years by the Company for the property tax year 2003-2004. As a result, the Company recognized a reduction to cost of revenues in the accompanying consolidated statement of operations for the year ended December 30, 2005. In 2006, the Company again filed an appeal with the County of Orange Property Tax Appeals Board disputing the Assessor’s assessed value.

License and Technology Transfer Agreements with Polar Semiconductor, Inc.

In December 2005, the Company entered into agreements for the transfer of and licensing of technology from Polar Semiconductor, Inc (“PolarFab”). Under the Company’s agreements with PolarFab, which were modified in November 2006, the Company is required to make a series of payments to PolarFab for the transfer and licensing of technology for a total obligation of $2.8 million and also future royalties associated with the sale of wafers using this technology. Costs incurred for royalties will be expensed to cost of revenues. The transfer of the technology is expected to be completed in the early part of 2007. For the year ended December 29, 2006 the Company expensed $2.6 million to research and development as a result of these agreements. The balance of $0.2 million is expected to be expensed to research and development in the first quarter of 2007.

7. Sale of Stock to RF Micro Devices

In October 2002, the Company entered into an agreement with RF Micro Devices, Inc., whereby the Company guaranteed specified production capacity to RF Micro Devices, provided credits of up to $40.0 million to be utilized as a specified percentage discount per wafer when and as the wafers are sold to RF Micro Devices by the Company (Wafer Credits), and issued 13,071,888 shares of its Series B Preferred Stock. The wafer and supply agreement remains in effect until October 15, 2007. In exchange for the consideration described above, RF Micro Devices provided the Company with a cash payment of $30.0 million and issued a promissory note (the “Note”) in the amount of $30.0 million. The Note was secured by the underlying shares of preferred stock issued to RF Micro Devices in connection with this transaction and was originally recorded as a reduction to stockholders’ equity. RF Micro Devices paid the Note in full in October 2003.

Prices for wafers supplied by the Company under this agreement are the lower of specified fixed prices that decrease over time or the average global market price for substantially similar wafers, or if no such price is available, the average price offered by the Company to its other customers, excluding Conexant, its affiliates and spun-off entities. The Wafer Credits are additional discounts to offset a portion of the base price of wafers manufactured by the Company for RF Micro Devices. A valuation of the Wafer Credits was performed using the discounted cash flow method. The fair value assigned to the $40.0 million of Wafer Credits was $12.2 million and was recorded as deferred revenues in the accompanying consolidated financial statements. The remaining value of the agreement of $47.8 million was allocated to the Series B Preferred Stock. Significant assumptions used to determine the value assigned to the Wafer Credits included that RF Micro Devices would purchase its wafer volume forecast over the five year initial term of the supply agreement; both parties would be inclined to renew the supply agreement for one additional term; and estimated rates of return on non SiGe technology and the SiGe technology. Upon shipment of the underlying wafers to RF Micro Devices, the Company recognizes as revenue a portion of the deferred revenues equal to approximately 31% of the amount of any Wafer Credits applied by RF Micro Devices to the base price of the wafers. As of December 29, 2006, the remaining deferred revenues with respect to the Wafer Credits were approximately $11.5 million.

8. Stockholders’ Equity

The Company has authorized 455,000,000 shares of stock of which 55,000,000 shares are designated class A Common Stock, $0.001 par value per share (“class A Common Stock”), and 200,000,000 shares are designated class B Common Stock, $0.001 par value per share (“class B Common Stock”) (the class A Common Stock and the class B Common Stock being collectively referred to herein as “Common” or “Common Stock”), and 200,000,000 shares are Preferred Stock, $0.001 par value per share, of which 55,000,000 shares are designated as Series A Preferred Stock (“Series A Preferred Stock”), and 58,071,888 shares are designated as Series B Preferred Stock (“Series B Preferred Stock” and, together with Series A Preferred Stock, “Preferred Stock”).

Except as otherwise disclosed below, the rights, privileges and obligations of class A Common Stock and class B Common Stock are identical in all respects.

Dividends

Dividends on the Preferred Stock are payable if and when declared by the Board of Directors or upon a liquidation and are cumulative. In the event a dividend is declared, the Preferred Stock holders are entitled to receive, prior to any payment of dividends to holders of Common Stock, annual dividends in the amount of 10% of the face value of the Preferred Stock that accrue from the date of issuance of the Preferred Stock. The Preferred Stock was originally assigned a face value of $1.00 per share for purposes of calculating the dividends and liquidation preference payable in respect of a share of Preferred Stock.

Any dividends that have accrued but remain unpaid at the end of any calendar year are added to the face value of the Preferred Stock. No dividends are to be paid on any Common Stock until all cumulative dividends have been paid. Thereafter, the holders of Preferred and Common Stock participate ratably in all dividends paid, on an as-converted basis. As of December 29, 2006, the Company had aggregate cumulative Preferred Stock dividends in arrears of $59.0 million.

Voting

Each holder of Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which the holders’ shares of Preferred Stock are convertible. If at any time the combined number of shares of Series A Preferred Stock and class A Common Stock then outstanding is less than 51% of the total number of votes entitled to be cast by all holders of Preferred and Common Stock then outstanding, the holders of Series A Preferred Stock and class A Common Stock are entitled to receive additional voting rights to increase their total votes to equal 51%.

Liquidation

In the event that the total assets available for distribution is less than 3.5 times the aggregate face value of the outstanding Preferred Stock plus accrued and unpaid dividends thereon, each holder of Preferred Stock is entitled to a liquidation preference equal to 1.0 times the face value of the shares of Preferred Stock held by such holder plus all accrued and unpaid dividends thereon. Any remaining assets are to be distributed; 86% to holders of Preferred Stock and 14% to the holders of Common Stock. In the event that the total assets available for distribution is greater than 3.5 times the aggregate face value of the outstanding Preferred Stock plus accrued and unpaid dividends thereon, the proceeds are to be distributed to the holders of Preferred Stock and Common Stock on a pro rata, as-converted basis.

Conversion

Each share of Preferred Stock is convertible at the option of the holder, at any time into one share of Common Stock. Shares of Series A and Series B Preferred Stock convert into shares of class A and class B Common Stock, respectively. Upon the conversion of all of the shares of Series A Preferred Stock into class A Common Stock, all shares of Series B Preferred Stock shall automatically convert into shares of class B Common Stock. In the event of a closing of a firm commitment to underwrite a public offering pursuant to an effective registration statement under the Securities Exchange Act of 1933, each outstanding share of Preferred Stock converts automatically into class B Common Stock and each outstanding share of class A Common Stock and class B Common Stock shall be recapitalized into common stock.

Equity Incentive Plan

In May 2002, the Company adopted the Jazz Semiconductor, Inc. 2002 Equity Incentive Plan (the “Incentive Plan”), as subsequently amended in May 2004 and October 2005, that provides for the issuance of awards to purchase up to 17,647,000 shares of class B Common Stock. This amount will increase annually on the first day of each calendar year beginning in 2007 through 2011, by an amount equal to the lesser of (a) 3.5% of the number of outstanding shares of the Company’s Common Stock on the last day of the immediately preceding fiscal year; (b) 10,000,000 shares, or (c) such lesser number of shares as is determined by the Company’s board of directors.

Options to acquire shares of the Company’s class B Common Stock may be issued under the Incentive Plan for a period of 10 years following the Incentive Plan’s adoption. Employees, officers, directors and consultants are eligible to receive options under the Incentive Plan. The Incentive Plan is administered by the Board of Directors or a committee appointed for such purposes, which has the sole discretion and authority to determine which eligible employees will receive options, when the options will be granted and the terms and conditions of the options granted. Options granted generally have a term of 10 years, and generally vest and become exercisable at the rate of 25% on each anniversary of the grant date. Options generally can be early exercised but vest ratably over a four-year period commencing on the first anniversary date of the grant.

The following table summarizes stock option and stock award activity for the years ended December 31, 2004, December 30, 2005 and December 29, 2006:

	Number of Shares	Weighted Average Exercise Price
	(in thousands)
Outstanding at December 26, 2003	11,563	$1.28
Granted	948	2.71
Exercised	(367)	1.54
Cancelled	(652)	1.21
Outstanding at December 31, 2004	11,492	1.39
Granted	1,378	2.50
Exercised	(101)	0.55
Cancelled	(1,714)	1.33
Outstanding at December 30, 2005	11,055	1.55
Granted	1,212	2.50
Exercised	(17)	0.20
Cancelled	(2,054)	1.89
Outstanding at December 29, 2006	10,196	1.59
Options available for grant at December 29, 2006	2,997

Incentive Plan Information

Option activity under the Incentive Plan in the year ended December 29, 2006 is set forth below:

	Options Outstanding
	Number of Shares	Price Range per Share	Weighted Average Exercise Price per Share	Weighted Average Fair Value per Share
	(In thousands)
Balance at December 30, 2005	11,055	$0.20-3.50	$1.55
Options granted under the Incentive Plan	1,212	2.50	2.50	$0.81
Options cancelled	(2,054)	0.20-3.50	1.89
Options exercised	(17)	0.20-0.20	0.20
Balance at December 29, 2006	10,196	0.20-3.50

The total pretax intrinsic value of options exercised during the year ended December 29, 2006 was $36,435. This intrinsic value represents the difference between the fair market value of the Company’s Class B common stock on the date of exercise and the exercise price of each option.

The aggregate pretax intrinsic value, weighted average remaining contractual life, and weighted average per share exercise price of options outstanding and of options exercisable as of December 29, 2006 were as follows:

	Options Outstanding				Options Vested
Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Aggregate Pretax Intrinsic Value	Weighted Average Remaining Contractual Life	Number of Shares	Weighted Average Exercise Price	Aggregate Pretax Intrinsic Value
	(In thousands)		(In thousands)	(In years)	(In thousands)		(In thousands)
$ 0.20	3,061	$0.20	$5,969	5.55	7,084	$0.20	$13,814
1.50	2,482	1.50	1,613	6.94	1,936	1.50	1,258
2.50	4,379	2.50	—	7.88	2,179	2.50	—
3.50	274	3.50	—	7.55	186	3.50	—
	10,196	1.59	$7,582	6.95	11,385	0.92	$15,072

The aggregate pretax intrinsic values in the preceding table were calculated based on fair value determined by the Company of the Company’s Class A stock of $2.15 on December 29, 2006. At December 29, 2006 the weighted average remaining contractual life of the exercisable options was 6.95 years.

Stock Compensation Expense

At December 29, 2006, the amount of unearned stock-based compensation currently estimated to be expensed in the period 2007 through 2010 related to unvested share-based payment awards granted on or after December 31, 2005 was $0.6 million. The period over which the unearned stock-based compensation is expected to be recognized is approximately 4 years. If there are any modifications or cancellations of the underlying unvested securities, the Company may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that the Company grants additional equity awards to employees or assumes unvested equity awards in connection with acquisitions.

The following table summarizes data for stock options granted over the life of the Incentive Plan.

	Weighted Average Exercise Price For Years Ended		Weighted Average Grant Date Fair Values For Years Ended
Common Stock Options Granted with Exercise Price	December 31, 2004	December 30, 2005	December 31, 2004	December 30, 2005

Equal to common stock value at date of grant	$3.50	$2.50	$0.39	$0.37
Less than common stock value at date of grant	1.39	—	2.15	—
Greater than common stock value at date of grant	2.50	—	—	—

Prior to January 1, 2005, the Company issued options to certain employees under the Incentive Plan with exercise prices below the deemed fair market value of the Company’s common stock at the date of grant. In accordance with the requirements of APB No. 25, the Company recorded deferred stock-based compensation for the difference between the exercise price of the stock option and the deemed fair market value of the Company’s stock at date of grant. This deferred stock-based compensation is amortized to expense on a straight-line basis over the period during which the Company’s right to repurchase the stock lapses or the options become vested, generally four years. During the years ended December 30, 2005, and December 29, 2006, the Company recorded reversals to deferred stock compensation related to these options in the amounts of $(0.5 million), and $(0.1 million), related to cancellations. The Company also amortized $0.5 million, and $0.4 million of deferred stock compensation to expense during the years ended December 30, 2005 and December 29, 2006, respectively.

Shares Reserved for Future Issuance

The Company has reserved the following shares of its Common Stock for issuance upon conversion of the issued and outstanding shares of Preferred Stock and future issuances of stock options under the Incentive Plan (in thousands):

	December 30, 2005	December 29, 2006

Reserved for convertible preferred stock	112,982	112,982
Reserved for exercise of stock options outstanding and available for grant	13,142	13,193
Total	126,124	126,175

9. Employee Benefit Plans

Retirement Savings Plans

401(k) Plan

The Company maintains two employee savings and retirement plans that are intended to qualify under Section 401(k) of the Internal Revenue Code. The Company’s union employees may participate in one of these plans and its salaried employees may participate in the other plan. Pursuant to the 401(k) plans, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the applicable 401(k) plan. The Company may make matching contributions to the 401(k) plan for salaried employees in amounts to be determined by its board of directors. The Company makes matching contributions to the 401(k) plan for union employees up to 50% of the amount deferred to the plan by the union employee, subject to a per union employee cap of $750 per year. Expense incurred under the retirement savings plans was $0.9 million, $0.7 million and $0.7 million for the years ended December 31, 2004, December 30, 2005 and December 29, 2006, respectively.

Postretirement Medical Plan

On January 1, 2004, the obligations for retired Conexant employees included in the postretirement medical plan were transferred to Conexant. Accordingly, the corresponding liability of $3.1 million and receivable of $3.1 million is no longer included in the consolidated financial statements of the Company as of December 31, 2004.

The components of the Company’s postretirement medical plan expense are as follows (in thousands, except percentages):

	Year Ended
	December 31, 2004	December 30, 2005	December 29, 2006

Service cost	$421	$483	$415
Interest cost	538	667	732
Amortization of actuarial loss	113	102	37
Total postretirement medical plan expense	$1,072	$1,252	$1,184
Weighted average discount rate assumption	6.00%	6.00%	6.10%

The components of the change in benefit obligation, change in plan assets and funded status for the Company’s postretirement medical plan are as follows (in thousands):

	Year Ended
	December 30, 2005	December 29, 2006
Change in benefit obligation:
Benefit obligation at beginning of period	$11,671	$17,697
Service cost	483	415
Interest cost	667	732
Benefits paid	(76)	(90)
Actuarial (gain) loss (1)	4,952	(4,317)
Benefit obligation end of period	$17,697	$14,437
Change in plan assets:
Fair value of plan assets at beginning of period	$—	$—
Employer contribution	76	90
Benefits paid	(76)	(90)
Fair value of plan assets at end of period	—	—
Funded status	(17,697)	(14,437)
Unrecognized net actuarial loss	7,266	—
Balance at end of period	$(10,431)	$(14,437)

SFAS No. 158 Transition Year Disclosure Information - Fiscal Year Ending December 29, 2006
Amount recognized prior to application of SFAS No. 158		$11,525
Funding status		(14,437)
Change in amount recognized due to SFAS No. 158		$(2,912)

(1)
The actuarial loss for the year ended December 30, 2005 is due to medical costs being higher than expected following the effectiveness of Medicare Part D. The actuarial gain for the year ended December 29, 2006 was primarily due to a correction to reflect negotiated retiree contribution rates and Jazz’s intentions with respect to future increases. This significant gain was partially offset by the following: 1) Active employee turnover of this closed group was lower than expected, resulting in actuarial losses; 2) Overall premium increases were larger than the assumed healthcare trend increases, resulting in actuarial losses.

The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter (in thousands):

Fiscal Year	Other Benefits
2007	$132
2008	190
2009	258
2010	326
2011	391
2012 - 2016	3,482

The Company expects to contribute $132,000 to the postretirement medical plan in the fiscal year ending December 28, 2007.

	December 30, 2005	December 29, 2006
Weighted average assumptions at period end:
Annual rate increase in per capita cost of health care benefits:
For the next year	10.0%	9.0%
Ultimate trend rate	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2012	2013
Discount rate	6.0%	6.1%
Measurement date	September 30, 2005	September 30, 2006

Increasing the health care cost trend rate by 1% would increase the accumulated postretirement medical plan obligation at December 29, 2006 by approximately $2.7 million and decreasing the health care cost trend rate by 1% would decrease the accumulated postretirement medical plan obligation at December 29, 2006 by approximately $2.2 million. For the year ended December 29, 2006, a similar 1% increase in the health care cost trend rate would increase the service and interest cost by $239,000, and a 1% decrease in the health care cost trend rate would decrease the service and interest cost by $189,000.

Pension Plan

The Company has a pension plan that provides for monthly pension payments to eligible employees upon retirement. The pension benefits are based on years of service and specified benefit amounts. The Company uses a December 31 measurement date. The Company makes quarterly contributions in accordance with the minimum actuarially determined amounts.

The components of the change in benefit obligation, the change in plan assets and funded status for the Company’s pension plan are as follows (in thousands):

	Year Ended
	December 30, 2005	December 29, 2006
Change in benefit obligation:
Benefit obligation at beginning of period	$4,904	$6,534
Service cost	650	611
Interest cost	331	386
Actuarial loss (1)	751	2,312
Benefits paid	(102)	(107)
Benefit obligation end of period	$6,534	$9,736

Change in plan assets:
Assets at beginning of period	$5,296	$6,241
Actual return on assets	247	488
Employer contribution	800	810
Benefits paid	(102)	(107)
Assets at end of period	6,241	7,432
Funded status	$(293)	$(2,304)
Unrecognized net actuarial (gain ) loss	669	—
Net amount recognized	$376	$(2,304)

(1)
The actuarial loss for the years ended December 30, 2005 and December 29, 2006 is primarily due to earlier than assumed retirements, which increased plan costs. The actuarial loss for the year ended December 29, 2006 is due primarily to changes in actuarial assumptions. 1) The mortality table was updated from the UP-1984 table to the RP-2000 table, resulting in increased liabilities. 2) Retirements occurring prior to age 65 are now assumed, similar to the postretirement health plan, to more accurately reflect expectations. This assumption, combined with the subsidy built into the plan’s early retirement reductions, results in higher liabilities.

The accumulated benefit obligation of the Company’s pension plan was $6.5 million and $9.7 million as of December 30, 2005 and December 29, 2006, respectively.

The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter (in thousands):

Fiscal Year	Other Benefits
2007	$221
2008	261
2009	316
2010	354
2011	389
2012 - 2016	2,461

The Company expects to contribute $1.2 million to the pension plan in the fiscal year ending December 28, 2007.

Weighted average assumptions at period-end:

	December 30, 2005	December 29, 2006
Discount rate	5.90%	5.90%
Expected return on plan assets	7.50%	7.50%

Amounts recognized in the statement of financial position consist of the following (in thousands):

	December 30, 2005	December 29, 2006
Accrued pension cost	$(293)	$(2,304)
Accumulated other comprehensive income	669	2,978
Net amount recognized	$376	$674

At December 30, 2005 and December 29, 2006 the additional minimum pension liability was $669,000 and $3.0 million, respectively.

The Company has estimated the expected return on assets of the plan of 7.5% based on assumptions derived from, among other things, the historical return on assets of the plan, the current and expected investment allocation of assets held by the plan and the current and expected future rates of return in the debt and equity markets for investments held by the plan. The obligations under the plan could differ from the obligation currently recorded if management’s estimates are not consistent with actual investment performance.

The Company’s pension plan weighted average asset allocations at December 30, 2005 and December 29, 2006, by asset category are as follows:

Asset Category:	December 30, 2005	December 29, 2006
Equity securities	71%	73%
Debt securities	29	27
Total	100%	100%

The Company’s primary policy goals regarding plan assets are cost-effective diversification of plan assets, competitive returns on investment, and preservation of capital. Plan assets are currently invested in mutual funds with various debt and equity investment objectives. The target asset allocation for the plan assets is 25-35% debt, or fixed income securities, and 65-75% equity securities. Individual funds are evaluated periodically based on comparisons to benchmark indices and peer group funds and necessary investment decisions are made in accordance with the policy goals of the plan investments by management.

The components of the Company’s net periodic pension cost are as follows (in thousands):

	Year Ended
	December 31, 2004	December 30, 2005	December 29, 2006

Service cost	$553	$650	$611
Interest cost	201	331	386
Expected return on assets	(416)	(393)	(493)
Amortization of actuarial loss (gain)	(63)	11	8
Total pension expense	$275	$599	$512

Weighted average assumptions for net periodic pension cost:

	Year Ended
	December 31, 2004	December 30, 2005	December 29, 2006

Discount rate	6.00%	5.75%	5.90%
Expected return on assets	7.50%	7.50%	7.50%

One amendment to the pension plan was approved during 2004. The amendment was approved retroactive to January 1, 1999 and conformed the plan document to the Company’s method of operation regarding employees who transferred from Conexant. This amendment did not result in a material change in the calculation of the cost or benefit obligation of the plan.

Post-Employment Plan

For certain eligible bargaining unit employees who terminate employment, the Company provides a lump-sum benefit payment. The actuarially computed present value of this obligation has been recorded by the Company and was $670,000 and $717,000 at December 30, 2005 and December 29, 2006, respectively.

10. Relationships with Related Parties and Others

As of December 29, 2006, Conexant has an approximate 42% ownership interest in the Company.

Conexant’s Chief Executive Officer and Chairman of the Board is a member of the Company’s Board of Directors. This board member is also a member of the Board of Directors of Skyworks and Mindspeed Technologies, Inc., two other customers of the Company that were spun-off from Conexant. Another member of the Company’s Board of Directors serves as the Executive Vice President of Marketing and Strategic Development of RF Micro Devices. As of December 29, 2006, RF Micro Devices had an approximate 10% ownership interest in the Company (Note 7). The following summarizes significant transactions with related parties since 2004.

Accounts receivable from related parties are as follows (in thousands):

	December 30, 2005	December 29, 2006
Conexant:
Accounts receivable	$10,061	$5,881
RF Micro Devices:
Accounts receivable	972	2,460

Revenues from related parties are as follows (in thousands):

	Year Ended
	December 31, 2004	December 30, 2005	December 29, 2006

Conexant (1)	$62,200	$51,843	$29,553
RF Micro Devices	4,634	8,978	10,811

(1)	Revenues for the year ended December 29, 2006 include a reduction of $17.5 million associated with the termination of the Conexant Wafer supply agreement.

Wafer Supply Agreements

At the Company's inception, the Company and Conexant entered into a wafer supply agreement whereby Conexant was obligated to purchase certain minimum annual volumes of wafers through March 2005 at specified prices. Purchases of wafers made by companies that had been spun-off or affiliated with Conexant were counted towards Conexant's minimum purchase obligations. In connection with the wafer supply agreement, the Company had provided Conexant with $60 million of credits that Conexant could use to offset any increase in the contract price for each wafer purchased by Conexant through March 30, 2007. Conexant did not use any of these credits because the Company did not increase the contract prices of wafers sold to Conexant pursuant to the agreement. In addition, following the expiration of the agreement, Conexant had the right to apply up to an aggregate of $20 million of credits to wafer purchases, limited in amount to $400 per wafer, regardless of price.

In June 2006, the Company and Conexant agreed to terminate the wafer supply and services agreement. In connection with the termination agreement and in consideration of the cancellation of the wafer credits, the Company agreed to issue 7,583,501 shares of its common stock to Conexant and to forgive $1.2 million owed to it by Conexant for a refund of property taxes previously paid by the Company for the 2003 property tax year. As a result of the termination of the wafer supply agreement, Conexant is no longer entitled to use any wafer credits provided to it under the agreement.

In accordance with FASB EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer and EITF No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, the fair value of the 7,583,501 shares of common stock the Company issued to Conexant in connection with the termination of the wafer supply agreement, which was $17.5 million, and the Company's forgiveness of the $1.2 million owed to the Company by Conexant for reimbursement of property taxes in connection with the termination of the wafer supply agreement had the effect of reducing the Company's revenues by $17.5 million and reducing the Company's cost of revenues by $1.2 million in 2006. Under EITF Issue No. 01-9 cash consideration, including credits the customer can apply against trade amounts owed to the vendor as a sales incentive, given by a vendor to a customer is presumed to be a reduction of the selling prices of the vendor’s products or services and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s statement of operations.  In addition, under EITF No. 98-18, consideration in the form of equity instruments is recognized in the same period and in the same manner as if the customer had paid cash for the goods or services or used cash rebates as a sales discount instead of paying with or using the equity instruments. Therefore, the $17.5 million fair value of the common stock issued to Conexant was reflected as a reduction to the Company’s revenues for the second quarter of 2006. The forgiveness of the property tax reimbursement owed to the Company by Conexant was an expense reduction to the Company because the amounts owed to the Company related to the 2003 property tax year and all costs from that period have expired and were previously expensed.

This termination of the wafer supply agreement was subsequently amended on September 16, 2006 in connection with the Merger Agreement to provide for the repurchase of the 7,583,501 shares previously issued by the Company to Conexant immediately prior to the completion of the merger and the termination of the Company’s obligation to issue any additional shares to Conexant for an aggregate consideration of $16.3 million in cash.

In October 2002, the Company and RF Micro Devices entered into a wafer supply agreement.

In May 2003, the Company entered into a wafer supply agreement with Skyworks, whereby Skyworks was obligated to purchase certain minimum annual volumes of wafers through March 2005 at specified prices. The term of the wafer supply agreement expires on March 30, 2007, but may be renewed for additional one-year terms upon agreement of the parties.

In June 2003, the Company and Mindspeed entered into a wafer supply agreement.

In July 2006, the Company entered into a capacity reservation and wafer subscription agreement with a customer, whereby the customer paid the Company $8.0 million in exchange for the Company's obligation to guarantee a minimum quantity of wafer deliveries per month starting January 2007 through December 2009. This amount is included within deferred revenues in the accompanying consolidated balance sheet as of December 29, 2006.

Services Agreement

The Company and Conexant entered into a transition services agreement and an information technology services agreement, whereby each party provides certain administrative and operational support to one another. Costs charged to the Company by Conexant are included in cost of revenues and operating expenses in the accompanying consolidated statements of operations. Costs recovered by the Company from Conexant are reflected as a reduction to cost of revenues and research and development in the accompanying consolidated statement of operations. Following is a summary of services and costs provided to each party (in thousands):

	Year Ended
	December 31, 2004	December 30, 2005	December 29, 2006
Costs charged to the Company by Conexant
Facilities and related	$135	$—		$—
Information technology services	5,921	—		—
Other	50	22		—
Total	$6,106	$22	$	__
Costs Recovered by the Company from Conexant
Engineering services	$3,101	$2,266		$914
Other	680	301		—
Total	$3,781	$2,567		$914

The term of these agreements was three years and both agreements are now expired. All services provided by either party under the transition services agreement and the information technology services agreement have been terminated.

Lease Agreement

The Company leases its fabrication and headquarters facilities from Conexant (Note 6 Commitments and Contingencies—Leases). Related rent expense for the years ended December 31, 2004, December 30, 2005 and December 29, 2006 was $2.7 million, $3.1 million and $2.5 million, respectively.

Royalty Agreement

The Company is required to make royalty payments to Conexant, subject to certain limitations, resulting from the sales of its products manufactured using SiGe process technology transferred at an initial rate of 5% declining over the 10 year term of the royalty agreement. This agreement expires in 2012. Royalty expense under this agreement was $0.6 million, zero, and $1.7 million for the years ended December 31, 2004, December 30, 2005 and December 29, 2006, respectively, and is included in cost of revenues in the accompanying consolidated statements of operations. Pursuant to the terms of the contribution agreement between the Company and Conexant, the Company is entitled to offset the royalty payments otherwise due to Conexant by a portion of certain payments made to third parties related to SiGe technology.

In September 2006, the Company and Conexant entered into a letter settlement agreement that provides for the settlement of a dispute that had arisen between them with respect to the indemnification obligations of Conexant owed to the Company under the contribution agreement pursuant to which the Company was formed. The contribution agreement requires Conexant to indemnify the Company for up to 60% of amounts paid by the Company to a third party with respect to certain intellectual property contributed by Conexant to the Company at its formation. Under the letter settlement agreement, the Company and Conexant agreed that Conexant’s total indemnification obligation with respect to a certain license agreement entered into between the Company and a certain third party related to such intellectual property would be satisfied in full through the offset of royalties otherwise payable by the Company to Conexant for the sale of SiGe products of an aggregate amount equal to $2.6 million. The parties also acknowledged in the settlement letter agreement that, in connection with this dispute and in accordance with the terms of the contribution agreement, the Company had previously withheld royalties owed to Conexant for the sale of SiGe products to parties other than Conexant and its spun-off entities in the amount of approximately $2.7 million. As such, the Company agreed to refund the $0.1 million difference to Conexant and the parties released each other from all additional future claims related to the dispute. As of December 29, 2006, Conexant has fulfilled its obligation under the terms of the contribution agreement and during the third quarter of 2006, the Company began paying Conexant the SiGe-related royalty.

License Agreements

During 2004, the Company entered into a cross license and release agreement with an unrelated third party. The license includes technology developed by the third party related to the Company’s manufacturing process. In exchange for the license and release, the Company agreed to make certain payments through 2007.

In connection with the Company’s separation from Conexant, Conexant contributed to the Company a substantial portion of its intellectual property, including software licenses, patents and intellectual property rights in know-how related to its business. The Company agreed to license intellectual property rights relating to the owned intellectual property contributed to the Company by Conexant back to Conexant and its affiliates. Conexant may use this license to have Conexant products produced by third party manufacturers and to sell such products, but must obtain the Company’s prior consent to sublicense these rights for the purpose of enabling that third party to provide semiconductor fabrication services to Conexant.

In July 2004, the Company entered into a license agreement with Conexant under which Conexant granted to it a limited, non-exclusive and nontransferable license for the right to manufacture, develop and modify integrated circuit products in silicon form that incorporate Conexant’s design kit based on 0.13 micron process technology. The Company may manufacture the licensed technology only at specifically authorized facilities but may subcontract the manufacture of products using the licensed technology to its manufacturing suppliers if they agree to be bound by the terms of the license. The agreement is for an indefinite term but is terminable under certain circumstances for material breach, default or insolvency. The Company paid Conexant $300,000 in exchange for this license.

Management Agreements

Pursuant to management agreements among Carlyle, Conexant and the Company, Carlyle and Conexant are each entitled to be, and have been paid, a management fee of $300,000 per year for advisory services each party performs in connection with the operations, strategic planning, marketing and financial oversight of the Company. A termination agreement executed in conjunction with the Merger Agreement provides for the termination of the management agreements upon the completion of the Merger and the associated management fees to Conexant and Carlyle will no longer be payable by the Company.

Conversion of Preferred Shares and Issuance of Common Shares

In August 2004, the Company entered into a Contribution to Settlement and Release Agreement with Conexant. Under the agreement the Company agreed to issue and pay 210,000 shares of Common Stock and $525,000 in cash in partial satisfaction of claims made by an individual against Conexant arising out of services that he contended he had performed for the benefit of Conexant related to the structuring and formation of the Company. Conexant also agreed to transfer 90,000 shares of Common Stock and $225,000 to the individual. In exchange for the payments made by the Company to the individual, Conexant released the Company from all claims and actions that it may have asserted against it or any of its directors, officers or employees resulting from or related to the claims made by the individual.

11. Segment and Geographic Information

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, requires the determination of reportable business segments (i.e., the management approach). This approach requires that business segment information used by the chief operating decision maker to assess performance and manage company resources be the source for segment information disclosure. The Company operates in one business segment: the manufacturing and process design of semiconductor wafers.

Revenues are derived principally from customers located within the United States.

Long-lived assets consisting of property, plant and equipment and intangible assets, are primarily located within the United States.

12. Supplemental Cash Flow Information

The Company paid income taxes of $13,000, $224,000 and $23,000 for the years ended December 31, 2004, December 30, 2005 and December 29, 2006, respectively.

13. Loan & Security Agreement

In January 2006 the Company entered into a loan and security agreement with Wachovia Capital Finance Corporation (Western) as the lender. The agreement established a line of credit with an aggregate borrowing limit of $35 million. The first $20 million of loans under the line of credit bear interest on the outstanding unpaid principal amount at a rate equal to the lender’s prime rate plus 0.75%, or in the case of Eurodollar loans, the adjusted Eurodollar rate plus 2.50%. The additional loan amounts, up to the maximum limit, bear interest on the outstanding unpaid principal amount at a rate equal to the lender’s prime rate plus 1.00%, or in the case of Eurodollar loans, the adjusted Eurodollar rate plus 2.75%. The Company may, at its option, request a Eurodollar rate loan or convert any prime rate loan into a Eurodollar rate loan. The agreement also provides for the issuance of letters of credit not to exceed $4 million. The agreement includes certain affirmative and negative covenants, the non-compliance with which would constitute an event of default under the agreement and result in the acceleration of any amounts due under the agreement. As a result of the Merger, the Company expects to terminate and replace the existing loan and security agreement.

14. Subsequent Event

On February 16, 2007, the Merger was consummated and Parent acquired all of the outstanding equity securities of the Company. Parent will not assume any of the Company’s outstanding stock options and all stock options of the Company were canceled at the consummation of the Merger,

As a result of the Merger, all directors of the Company have resigned ; the Company’s stock incentive plans have been terminated and Parent acquired all of the Company’s stock owned by RFMD and Conexant.